SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☑

Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐ Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☑ Definitive Additional Materials

☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
ONYX SOFTWARE CORPORATION
(Name of Registrant as Specified in Its Charter)
N/A
(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑   No fee required.
☐   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
CALCULATION OF FILING FEE

Per unit price
or other
underlying
	Aggregate	value of
	number of	transaction
	securities	computed	Proposed
	to which	pursuant to	maximum
Title of each class of securities to which	transaction	Exchange Act	aggregate value
transaction applies	applies	Rule 0-11	of transaction	Total fee paid

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

Filed by Onyx Software Corporation pursuant to Rule 14a-6(b) of the Securities Exchange Act of 1934
Subject Company: Onyx Software Corporation
Commission File No.: 0-25361
On July 17, 2006, Onyx Software Corporation filed on Schedule 14D-9 a solicitation/recommendation statement in response to CDC Corporation’s unsolicited cash tender offer to acquire all of the outstanding shares of Onyx’s common stock not already held by CDC Corporation or its affiliates for $5.00 per share. Onyx’s statement is attached to as Exhibit A hereto and is incorporated herein by reference.

Exhibit A	Solicitation/Recommendation Statement on Schedule 14d-9, filed by Onyx Software Corporation on July 17, 2006.
Additional Information About the Proposed Acquisition and Where to Find It
Onyx has filed a definitive proxy statement in connection with the proposed merger with M2M Holdings, Inc., which was mailed to stockholders on or about June 29, 2006. Onyx urges investors and security holders to read the definitive proxy statement and any other relevant documents filed with the SEC because they contain important information about Onyx and the proposed transaction. Investors and security holders can obtain these documents free of charge at the website maintained by the SEC at www.sec.gov. The definitive proxy statement and other relevant documents may also be obtained free of charge by contacting The Altman Group, Inc. at (800) 581-5607.
Onyx’s directors and executive officers may be deemed to be participants in the solicitation of proxies from the stockholders of Onyx in connection with the transaction. A description of certain of the interests of directors and executive officers of Onyx is set forth in the definitive proxy statement.

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Schedule 14D-9
SOLICITATION /RECOMMENDATION STATEMENT
UNDER SECTION 14(d)(4) OF THE
SECURITIES EXCHANGE ACT OF 1934
Onyx Software Corporation
(Name of Subject Company)
Onyx Software Corporation
(Name of Person(s) Filing Statement)
Common Stock, Par Value $0.01 Per Share
(Title of Class of Securities)
683402200
(CUSIP Number of Class of Securities)

Janice P. Anderson
President, Chief Executive Officer and Chairman of the Board
Onyx Software Corporation
1100 112th Avenue NE, Suite 100
Bellevue, Washington 98004-4504
(425) 451-8060
(Name, Address, and Telephone Number of Person Authorized to Receive
Notices and Communications on Behalf of the Person(s) Filing Statement)
Copies To:
Alan C. Smith, Esq.
Orrick, Herrington & Sutcliffe LLP
719 Second Avenue, Suite 900
Seattle, Washington 98104
(206) 839-4300
      ☐      Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Item 1.	Subject Company Information.
      Name and address. The subject company is Onyx Software Corporation, a Washington corporation (“Onyx” or the “Company”). The address and telephone number of the Company’s principal executive offices are 1100 112th Avenue NE, Suite 100, Bellevue, Washington 98004-4504 and (425) 451-8060.
      Securities. This Solicitation/ Recommendation Statement on Schedule 14D-9 (this “Statement”) relates to the Company’s common stock, par value $0.01 per share (the “Shares”), including the associated rights to purchase shares of the Company’s common stock (the “Rights”), issued pursuant to the Rights Agreement, dated as of October 25, 1999 (as amended from time to time, the “Rights Agreement”), by and between the Company and Mellon Investor Services LLC (formerly known as ChaseMellon Shareholder Services, LLC), as Rights Agent. Unless the context requires otherwise, all references to the Shares include the Rights and all references to the Rights include the benefits that may inure to holders of Rights pursuant to the Rights Agreement. As of July 14, 2006, there were 18,702,451 Shares outstanding and an additional 6,682,651 Shares reserved for issuance under the Company’s equity compensation plans, of which 3,642,993 Shares are issuable upon or otherwise deliverable in connection with the exercise of outstanding options issued pursuant to such plans.

Item 2.	Identity and Background of Filing Person.
      Name and address. The Company is the person filing this Statement. The information about the Company’s address and business telephone number in Item 1 above is incorporated herein by reference. The Company’s website is www.onyx.com. The information on the Company’s website should not be considered a part of this Statement.
      Tender offer. This Statement relates to the tender offer by CDC Software Acquisition Corp. (“Offeror”), a wholly owned subsidiary of CDC Corporation (“CDC”) to purchase all outstanding Shares, including the associated Rights, at a price of $5.00 per Share, net to the seller in cash, without interest. The tender offer is being made on the terms and subject to the conditions described in the Tender Offer Statement on Schedule TO (together with the exhibits thereto, the “Schedule TO”), filed by CDC and the Offeror with the Securities and Exchange Commission (the “SEC”) on July 12, 2006. The value of the consideration offered, together with all of the terms and conditions applicable to the tender offer, is referred to in this Statement as the “Offer.” The Schedule TO states that CDC intends, as soon as practicable after successful completion of the Offer, to seek to have the Company consummate a merger with the Offeror (the “Proposed CDC Merger,” and together with the Offer and any associated financing transactions, the “Proposed CDC Transaction”).
      According to the Schedule TO, the Offer is subject to a number of conditions, including:

•	there being validly tendered and not properly withdrawn prior to the expiration of the Offer a number of Shares that, together with the Shares owned by CDC and its subsidiaries, including the Offeror, represent at least a majority of the total number of Shares outstanding on a fully diluted basis;

•	the termination of the Agreement and Plan of Merger by and among M2M Holdings, Inc. (“M2M” ), Orion Acquisition Corporation and Onyx dated as of June 5, 2006 (the “M2M Merger Agreement”);

•	an amendment to the Rights Agreement to make the provisions of such Rights Agreement inapplicable to the Shares acquired by the Offeror; and

•	the approval by the Company’s board of directors of the purchase of Shares pursuant to the Offer for purposes of Chapter 23B.19 of Washington’s Business Corporation Act and the Company’s articles of incorporation.
      The Schedule TO further provides that CDC (a) shall not be required to accept payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (relating to the obligation to pay for or return tendered Shares promptly after the termination or withdrawal of the Offer), to pay for any Shares, (b) may postpone the acceptance for payment or payment for tendered Shares, and (c) may, in its sole discretion, terminate or amend the Offer as to any Shares not then paid for if any applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or under any applicable foreign statutes or regulations will not have expired or been terminated, or if on or after the date of commencement of the Offer, and at or prior to the expiration of the Offer (whether or not any Shares have theretofore been accepted for payment or paid for pursuant to the Offer), any of the following events shall occur:

•	the existence of any threatened, instituted or pending action, proceeding or application by or before any court, government or governmental authority or other regulatory or administrative agency or commission, domestic or foreign which: (i) challenges Offeror’s or CDC’s acquisition of the Shares, seeks to restrain, delay or prohibit the consummation of the Offer or the transactions contemplated by the Offer or subsequent business combination or, seeks to obtain any material damages or otherwise directly or indirectly relates to the transactions contemplated by the Offer or other subsequent business combination; (ii) seeks to prohibit or impose material limitations on Offeror’s or CDC’s acquisition, ownership or operation of all or any portion of Offeror’s, CDC’s or Onyx’s business or assets (including the business or assets of their respective affiliates and subsidiaries) or of the Shares (including, without limitation, the right to vote the Shares purchased by Offeror on an equal basis with all other Shares, on all matters presented to the shareholders of Onyx), or seeks to compel Offeror or CDC to dispose of or hold separate all or any portion of Offeror’s, CDC’s or Onyx’s business or assets (including the business or assets of CDC and their respective affiliates and subsidiaries) as a result of the transactions contemplated by the Offer or subsequent business combination; (iii) would have a reasonable likelihood of materially and adversely affecting Onyx, Offeror or CDC, or any of their respective affiliates or subsidiaries (an “Adverse Effect”), or result in a material diminution in the value of Onyx’s assets (including the assets of Onyx’s affiliates and subsidiaries) or the Shares (a “Diminution in Value”); or (iv) seeks to impose any condition to the Offer unacceptable to Offeror or CDC; or

•	any statute, including without limitation any state anti-takeover statute, rule, regulation, order or injunction, is sought, proposed, enacted, promulgated, entered, enforced or deemed applicable or which becomes applicable or asserted to be applicable to the Offer or any subsequent business combination (other than the application of the waiting period provisions of the HSR Act) that, in CDC’s reasonable judgment, might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (iv) of the paragraph immediately preceding this paragraph; or

•	any change (or any condition, event or development involving a prospective change) shall have occurred or be threatened that, in CDC’s reasonable judgment, has or would have a reasonably likelihood of having an Adverse Effect on the business, properties, assets, liabilities, capitalization, shareholders’ equity, financial condition, operations, results of operations or prospects of Onyx or any of its subsidiaries, or CDC shall have become aware of any fact that, in its reasonable judgment, has or would have a reasonable likelihood of having such an Adverse Effect or results or would have a reasonable likelihood of resulting in a Diminution in Value (the “Adverse Effect Condition”); or

•	there shall have occurred (i) any general suspension of, or limitation on times or prices for, trading in securities on any national securities exchange or in the over-the-counter market, (ii) any decline in either the Dow Jones Industrial Average, the Standard and Poor’s Index of 500 Industrial Companies or the NASDAQ-100 Index by an amount in excess of 15%, measured from the business day immediately preceding the commencement date of the Offer or any change in the general political, market, economic or financial conditions in the United States or abroad that, in CDC’s reasonable judgment, could have an Adverse Effect or result in a Diminution of Value, (iii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iv) the outbreak or escalation of a war, armed hostilities or other international or national calamity directly or indirectly involving the United States, including a terrorist attack, (v) any limitation (whether or not mandatory) by any governmental authority on, or any other event which might affect the extension of credit by banks or other lending institutions, (vi) a suspension of or limitation (whether or not mandatory) on the currency exchange markets or the imposition of, or material changes in, any currency or exchange control laws in the United States or (vii) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof (the “Global Markets Condition”); or

•	Onyx or any subsidiary of Onyx shall have (i) issued, distributed, pledged, sold or authorized, or proposed the issuance of or sale, distribution or pledge to any person of (A) any shares of its capital stock (other than sales or issuances (in accordance with the present terms thereof) pursuant to employee stock options outstanding on the date of commencement of the Offer) of any class (including, without limitation, the Shares) or securities convertible into or exchangeable for any such shares of capital stock, or any rights, warrants or options to acquire any such shares or convertible securities or any other securities of Onyx, (B) any other securities in respect of, in lieu of or in substitution for Shares outstanding on the date of commencement of the Offer, or (C) any debt securities or any securities convertible into or exchangeable for debt securities or any rights, warrants or options entitling the holder thereof to purchase or otherwise acquire any debt securities, (ii) purchased or otherwise acquired, or proposed or offered to purchase or otherwise acquire any outstanding Shares or other securities, (iii) proposed, recommended, authorized, declared, issued or paid any dividend or distribution on any Shares or any other security, whether payable in cash, securities or other property, (iv) altered or proposed to alter any material term of any outstanding security, (v) incurred, agreed to incur or announced its intention to incur any debt other than in the ordinary course of business and consistent with past practice, (vi) authorized, recommended, proposed or publicly announced its intent to enter into any merger, consolidation, liquidation, dissolution, business combination, acquisition or disposition of assets or securities other than in the ordinary course of business, any material change in its capitalization or business operations, any release or relinquishment of any material contractual or other rights or any comparable event, or taken any action to implement any such transaction previously authorized, recommended, proposed or publicly announced or (vii) entered into any other agreement or otherwise effected any other arrangement with any other party (other than to amend the Rights Agreement to make the Rights inapplicable to the Offer and the proposed merger described herein to be effected subsequent to the completion of the Offer) or with its officers or other employees of Onyx that, in CDC’s reasonable judgment, might, individually or in the aggregate, have an Adverse Effect or result in a Diminution in Value; or

•	Onyx or any of its subsidiaries shall have amended or proposed or authorized any amendment to its Articles of Incorporation or bylaws or similar organizational documents or CDC shall not have learned that Onyx or any of its subsidiaries shall have proposed, adopted or recommended any such amendment which has not previously been publicly disclosed by Onyx and also set forth in filings with the SEC; or

•	a tender or exchange offer for some portion or all of the Shares shall have been commenced or publicly proposed to be made by another person (including Onyx or its subsidiaries), or shall not have been publicly disclosed or Offeror or CDC shall have learned that: (i) any person (including Onyx or its subsidiaries), entity or “group” (as defined in Section 13(d)(3) of the Exchange Act) shall have acquired or proposed to acquire more than 5% of any class or series of capital stock of Onyx (including the Shares), or shall have been granted any option or right, conditional or otherwise, to acquire more than 5% of any class or series of capital stock of Onyx (including the Shares), other than acquisitions for bona fide arbitrage purposes and other than acquisitions by persons or groups who have publicly disclosed in a Schedule 13D or 13G (or amendments thereto on file with the SEC) such ownership on or prior to the date of commencement of the Offer; (ii) any such person, entity or group who has publicly disclosed any such ownership of more than 5% of any class or series of capital stock of Onyx (including the Shares) prior to such date shall have acquired or proposed to acquire additional shares of any class or series of capital stock of Onyx (including the Shares) constituting 1% or more of any such class or series, or shall have been granted any option or right to acquire 1% or more of any such class or series; (iii) any new group was, or is, formed which beneficially owns more than 5% of any class or series of capital stock of Onyx (including the Shares); (iv) any person, entity or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a tender offer or exchange offer for some portion or all of the Shares or a merger, consolidation or other business combination or sale of assets (other than in the ordinary course of business) with or involving Onyx or any of its affiliates or subsidiaries; or (v) any person shall have filed a Notification and Report Form under the HSR Act or made a public announcement reflecting an intent to acquire Onyx or assets or securities of Onyx; or

•	Onyx and CDC shall have reached an agreement or understanding that the Offer be terminated or amended or CDC (or one of its affiliates) shall not have entered into a definitive agreement or an agreement in principle to acquire Onyx by merger or similar business combination, or purchase of Shares or assets of Onyx; or

•	CDC becomes aware (i) that any material contractual right of Onyx or any of its subsidiaries has been impaired or otherwise adversely affected or that any material amount of indebtedness of Onyx or any of its subsidiaries has been accelerated or has otherwise become due or become subject to acceleration prior to its stated due date, in each case with or without notice or the lapse of time or both, as a result of or in connection with the Offer or the consummation by CDC or any of its subsidiaries or affiliates of a merger or other similar business combination involving Onyx or (ii) of any covenant, term or condition in any instrument or agreement of Onyx or any of its subsidiaries that, in CDC’s reasonable judgment, has or may have an Adverse Effect or a Diminution in Value (including, without limitation, any event of default that, in CDC’s reasonable judgment, may ensue as a result of or in connection with the Offer, the acceptance for payment of or payment for some or all of the Shares by CDC (or any of its affiliates) or consummation of a merger or other similar business combination involving Onyx); or

•	Onyx or any of its subsidiaries shall have (other than pursuant to the Merger Agreement as in effect on June 5, 2006) (i) granted to any person proposing a merger or other business combination with or involving Onyx or any of its subsidiaries or the purchase of securities or assets of Onyx or any of its subsidiaries any type of option, warrant or right which, in CDC’s reasonable judgment, constitutes a “lock-up” device (including, without limitation, a right to acquire or receive any Shares or other securities, assets or business of Onyx or any of its subsidiaries) or (ii) paid or agreed to pay any cash or other consideration to any party in connection with or in any way related to any such business combination or purchase, which, in CDC’s reasonable judgment, in any such case, and regardless of the circumstances (including any action or omission by CDC or Offeror) giving rise to any such condition, makes it inadvisable to proceed with such acceptance for payment or payment.

      The Schedule TO provides that the determination as to whether any of the foregoing conditions has occurred will be in the sole judgment of CDC and will be final and binding on all parties.
      According to the Schedule TO, CDC has sufficient cash on hand to purchase all Shares validly tendered and not withdrawn in the Offer, as well as Shares that might be acquired in a merger or secondary transaction. However, as discussed more fully in “Item 4: The Solicitation or Recommendation — Reasons for Recommendation,” CDC has not provided any evidence of the availability of its cash reserves and certain disclosures in CDC’s public filings appear to contradict its statements that it has sufficient available cash.
      The Schedule TO states that the Offeror’s and CDC’s address is c/o CDC Corporation Limited, 33/ F Citicorp Centre, 18 Whitfield Road, Causeway Bay, Hong Kong and their telephone number is 011-852-2893-8200.

Item 3.	Past Contacts, Transactions, Negotiations and Agreements.
      Except as described in this Statement or in the excerpts from the Company’s Definitive Proxy Statement on Schedule 14A, dated May 10, 2006 (the “Annual Meeting Proxy Statement”), which is filed as Exhibit (e)(1) to this Statement and was previously filed with the SEC, or in excepts from the Company’s Definitive Proxy Statement on Schedule 14A dated June 29, 2006 relating to the proposed merger with M2M (the “M2M Merger Proxy Statement”), which is filed as Exhibit (e)(2) to this Statement, or as otherwise incorporated herein by reference, to the knowledge of the Company, as of the date of this Statement, there are no material agreements, arrangements or understandings, nor any actual or potential conflicts of interest, between the Company or its affiliates and (i) the Company’s executive officers, directors or affiliates or

(ii) the Offeror, CDC or their respective executive officers, directors or affiliates. The exhibits filed as Exhibit (e)(1) and Exhibit (e)(2) to this Statement are incorporated herein by this reference, and include the information on the following pages and with the following headings from the Annual Meeting Proxy Statement and the M2M Merger Proxy Statement:

•	Page 7 of the Annual Meeting Proxy Statement, “Compensation of Directors”;

•	Pages 8 through 10 of the Annual Meeting Proxy Statement, “Security Ownership of Certain Beneficial Owners and Management”;

•	Pages 11 through 15 of the Annual Meeting Proxy Statement, “Executive Compensation”;

•	Pages 15 and 16 of the Annual Meeting Proxy Statement, “Compensation Committee Report on Executive Compensation”;

•	Pages 31 and 32 of the M2M Merger Proxy Statement, “Interests of Onyx Directors and Management in the Merger”;

•	Page 39 of the M2M Merger Proxy Statement, “Effect on Awards Outstanding Under Onyx’s Stock Plans”; and

•	Pages 49 and 50 of the M2M Merger Proxy Statement, “Securities Ownership of Certain Beneficial Owners and Management.”
      Any information contained in the pages incorporated by reference herein shall be deemed modified or superseded for purposes of this Statement to the extent that any information contained herein modifies or supersedes such information, or to the extent any information contained in the M2M Merger Proxy Statement modifies or supersedes information contained in the Annual Meeting Proxy Statement.
      In considering the recommendation of Onyx’ board of directors with respect to the Offer, the Company’s shareholders (“you” or “Onyx shareholders” or “Company shareholders”) should be aware that certain executive officers and directors of the Company have interests in the Offer that are described below and in the M2M Merger Proxy Statement.
      The board was aware of any such agreements, arrangements or understandings and any actual or potential conflicts of interest and considered them along with other matters described below in “Item 4: The Solicitation or Recommendation — Reasons for Recommendation.”

(a)	Arrangements with Executive Officers and Directors of the Company.
      The Company’s directors and executive officers have entered into, or participate in, as applicable, the various agreements and arrangements discussed below. In the case of each plan or agreement discussed below to which the term “change of control” applies, the consummation of the Offer would constitute a change of control.
      Cash Consideration Payable Pursuant to the Offer. If the Company’s directors and executive officers were to tender any Shares they own for purchase pursuant to the Offer, they would receive the same cash consideration on the same terms and conditions as the other shareholders of the Company. As of June 21, 2006, the Company’s directors and executive officers and their affiliates beneficially owned in the aggregate approximately 3,248,761 Shares (excluding options to purchase Shares). If the directors and executive officers were to tender all of their Shares for purchase pursuant to the Offer and those Shares were accepted for purchase and purchased by the Offeror, the directors and officers would receive an aggregate of $16,243,805 in cash. As discussed below in Item 4(d), to the knowledge of the Company, none of the Company’s executive officers, directors, affiliates or subsidiaries currently intends to tender Shares held of record or beneficially by such person for purchase pursuant to the Offer. As described in Item 8 below, the Company’s executive officers and directors are parties to a support agreement with M2M that restricts their ability to transfer their Shares, including tendering their Shares pursuant to the Offer.

      As of June 21, 2006, the Company’s directors and executive officers held options to purchase 2,037,497 Shares, 1,031,600 of which were vested and exercisable as of that date. The outstanding options have exercise prices ranging from $0.40 to $107.25 and an aggregate weighted average exercise price of $5.18 per Share. Of the total options outstanding as of June 21, 2006, options to purchase 1,431,750 Shares had exercise prices that were less than CDC’s $5.00 Offer price. The weighted average exercise price of these options was $4.18, 781,353 of which were vested and exercisable as of June 21, 2006. All of the unvested options would fully vest upon the consummation of the tender offer pursuant to the terms of the Company’s 1998 Stock Incentive Compensation Plan as amended and restated on July 25, 2003. In addition, each of Janice P. Anderson, Robert J. Chamberlain, John S. Denault and Mary A. Reeder hold 21,000 unvested Shares subject to awards of restricted stock, which upon a change of control of the Company will accelerate and become fully vested.
      Employment Agreements. Pursuant to an employment agreement dated June 7, 2004, as amended on January 20, 2005, July 11, 2005 and March 15, 2006, the Company agreed to provide Janice P. Anderson, the Company’s President and Chief Executive Officer, an annual salary of $350,000, participation in the Company’s leveraged compensation bonus program, stock options as granted by the board of directors from time to time, insurance and other employee benefits.
      Ms. Anderson’s employment agreement also provides that if Ms. Anderson is terminated other than for “Cause,” or if Ms. Anderson terminates her employment in response to a “Constructive Termination” (as such terms are defined in the employment agreement), there shall be automatic vesting of that portion of Ms. Anderson’s outstanding options that would have vested in the one-year period following the date of such termination. All such options shall become exercisable for a six-month period from the date of such termination. Ms. Anderson will also receive a severance payment equal to the sum of 12 months’ base salary. In addition, in the event of such termination, Ms. Anderson will receive an aggregate amount equal to 100% of her actual, earned bonus under the leveraged compensation bonus program for the fiscal year prior to the fiscal year in which such termination occurs. In addition, Ms. Anderson will receive continuation of life insurance and health coverage for one year from the date of termination.
      If Ms. Anderson is terminated within two years after a change of control of Onyx, or within six months prior to a change in control if such termination is a condition to any such transaction that results in a change in control, 100% of the Shares subject to options then held by her shall vest and become exercisable for a one-year period from the date of such termination. In addition, she will receive a severance payment equal to the sum of 18 months’ base salary and a payment equal to 150% of the payments described above that are otherwise owed to her under the leveraged compensation bonus program, and continuation of insurance coverage for an 18-month period from the date of termination.
      Pursuant to an employment agreement between Onyx and John S. Denault, the Company’s Senior Vice President of the Americas, the Company agreed to provide Mr. Denault certain severance payments in the event he was terminated without “Cause” or due to “Permanent Disability” (as such terms are defined in Mr. Denault’s employment agreement). In the event of such a termination, Mr. Denault would receive six months’ base salary and continuation of life insurance and health coverage for six months from the date of termination.
      Pursuant to an employment agreement between Onyx and Robert J. Chamberlain, the Company’s Chief Financial Officer, the Company agreed to provide Mr. Chamberlain certain severance payments in the event he was terminated without “Cause” or due to “Permanent Disability” or resigns for “Good Reason” (as such terms are defined in Mr. Chamberlain’s employment agreement). In the event of such a termination, Mr. Chamberlain would receive six months’ base salary and continuation of life insurance and health coverage for six months from the date of termination. Further, if in connection with a Corporate Transaction (as such term is defined in Mr. Chamberlain’s employment agreement), Mr. Chamberlain’s employment is terminated without Cause or due to Permanent Disability or he resigns for Good Reason, Mr. Chamberlain shall receive the benefits described above, as well as his targeted incentive bonus for the performance period, pro-rated to the date of his termination.

      Onyx has been advised by M2M that if the M2M Merger is consummated, neither Ms. Anderson nor Mr. Chamberlain would be expected to continue as an executive officer of the combined M2M organization beyond a transition period to be determined.
      Director Compensation. As more fully described in Exhibit (e)(1) hereto, the Company’s non-employee directors are compensated by annual cash fees, meeting fees and option grants.

(b)	CDC Ownership and Trading in Onyx Common Stock.
      According to the Schedule TO, as of July 12, 2006, CDC beneficially owned 163,529 Shares, or approximately 0.88% of the 18,573,970 Shares outstanding on June 21, 2006, the record date for Onyx’s special meeting of shareholders. Furthermore, according to the Schedule TO, CDC effected the following transactions in Onyx common stock, in open market purchases and sales, during the 60 days prior to July 12, 2006:

	Number of
Date	Shares	Purchase/Sale	Price

06/07/06	20,000	Sale	$4.70
06/07/06	5,800	Sale	4.72
06/08/06	1,000	Sale	4.72
06/09/06	20,000	Sale	4.72
06/15/06	3,100	Sale	4.70
06/16/06	32,300	Sale	4.70
06/16/06	10,000	Sale	4.68
06/19/06	30,000	Sale	4.70
06/19/06	30,000	Sale	4.72
06/19/06	15,000	Sale	4.74
06/20/06	14,300	Sale	4.75
06/20/06	5,700	Sale	4.77
06/20/06	10,000	Sale	4.78
06/21/06	11,450	Sale	4.71
06/21/06	4,550	Sale	4.72
06/21/06	10,000	Sale	4.80
06/27/06	25,000	Purchase	4.73

Item 4.	The Solicitation or Recommendation.

(a)	Solicitation/ Recommendation.
      After careful consideration, including a detailed review of the terms and conditions of the Offer with Onyx’s board of directors’ financial and legal advisors, the board determined at a meeting on July 15, 2006 that the uncertainties inherent in the Offer represent a substantial threat to shareholder value, which is not offset by the small premium reflected by the CDC Offer price. The board further determined that CDC’s ability and willingness to consummate the Offer and pay the stated Offer price is uncertain and that the unsolicited and hostile nature of the Offer, combined with CDC’s inconsistent actions, including its recent sales of Onyx common stock at prices below the $5.00 Offer price, may only be designed to disrupt the Company’s existing transaction and its business, at significant cost to the Company and its shareholders. The board has determined that the Offer in its current form is not in the best interests of the Company’s shareholders.
      Accordingly, the board of directors of Onyx recommends that you reject the Offer and not tender your Shares pursuant to the Offer.

      The Onyx board also determined that, in light of the $5.00 per Share Offer price in the conditional Offer from CDC, and CDC’s stated willingness to negotiate with Onyx toward a binding definitive agreement, the board’s fiduciary obligations to Onyx shareholders require that it attempt to engage with CDC, consistent with the restrictions under the M2M Merger Agreement. Accordingly, the board made the requisite determination under the M2M Merger Agreement to engage in discussions with CDC.
      Onyx’s financial advisors will attempt to initiate discussions with CDC promptly after the filing of this Statement, subject to CDC’s willingness to enter into a confidentiality agreement no less favorable to Onyx than the confidentiality agreement between Onyx and M2M. Accordingly, the board reserves the right to revise its recommendation in the event of changed circumstances, if any. Any such change in the recommendation of the board will be communicated to Onyx shareholders as promptly as practicable in the event such a determination is reached.
      In the meantime, the board recommends that you reject the Offer and not tender your Shares pursuant to the Offer. In addition, the board reaffirms the transaction with M2M and recommends that you vote “FOR” approval of the M2M Merger Agreement.
      The board also recommends that, even if you do not vote with respect to the M2M Merger Agreement at this time, that you vote “FOR” the proposal to transact any other business properly presented at the special meeting and any adjournment or postponement of the special meeting, including considering any procedural matter incident to the conduct of the special meeting, such as adjournment or postponement of the special meeting for the purpose of soliciting additional proxies in favor of the merger with M2M. The ability to adjourn the special meeting will give the board of directors of Onyx the flexibility to preserve the existing transaction with M2M should the vote not be obtained by August 1, 2006 and no alternative transaction with CDC has been reached.

(b)	Background.
      Onyx’s management and board of directors have over the last several years regularly reviewed and assessed business trends, competitive factors and market conditions affecting Onyx, the CRM sector and the enterprise software industry generally. In particular, Onyx’s management and board have focused on Onyx’s ability to compete successfully as an independent company in the enterprise software industry in light of recent trends, including customer preference for dealing with fewer software and other information technology vendors, the continued move toward suite or platform vendors that provide broad functionality, increased competition from Microsoft and others, continuing consolidation among software companies and the size and scale of recent acquisitions in the software industry such as Oracle’s acquisitions of PeopleSoft in 2005 and Siebel in 2006. During this period, Onyx has undertaken various strategic product and other initiatives to strengthen its position as an independent company, such as its April 2004 acquisition of Visuale, Inc.
      In the second half of 2005, Onyx began to examine and develop a comprehensive strategy to grow and to enhance its competitive position in the enterprise software market. Management and the board of Onyx believed that strategic product and company acquisitions, as well as strategic partnering transactions, would be critical to Onyx’s ability to grow and compete in the consolidating and highly competitive enterprise software market.
      At a meeting of the board on September 2, 2005, Janice P. Anderson, Onyx’s Chair and Chief Executive Officer, and Robert J. Chamberlain, Onyx’s Chief Financial Officer, delivered a presentation to the board of directors regarding options identified by management for strategic growth, including acquisitions and strategic partnerships. On October 1, 2005, Onyx engaged a consulting firm to assist Onyx in pursuing these opportunities.
      During the fall of 2005, Onyx management, with assistance from its consulting firm, undertook to systematically examine the market opportunities for Onyx, to clarify and further develop its market strategy, and to develop a specific approach to the various market segments addressed by Onyx products and a preliminary list of candidate companies for potential strategic transactions and partnerships to complement Onyx’s organic growth objectives. During this time, Onyx management also discussed strategic options involving private equity transactions, such as the potential for an acquisition by a private equity firm, and the advantages and disadvantages of these options for enhancing shareholder value. During this time, members of Onyx management had some general discussions with representatives of Thoma Cressey Equity Partners, although a specific proposal was not discussed.
      At a meeting of the board on October 28, 2005, Onyx management provided a presentation regarding a proposed growth strategy for Onyx, its market opportunities, specific areas of strategic interest and the potential partnerships management and its consulting firm had identified, as well as potential strategic transactions that Onyx could pursue toward achieving enhanced growth. At this meeting, the board appointed Philip Minasian as Onyx’s Chief Strategy and Development Officer to continue to work on exploring and executing this transactional growth strategy. During that same board meeting the board discussed, among other things, the possibility of pursuing a private equity transaction as a means of enhancing shareholder value. The board concluded at the time that remaining an independent public company and pursuing growth through continued product development, combined with strategic acquisitions and partnering transactions, was the best available opportunity for enhancing shareholder value.
      On November 2, 2005, Onyx held its third quarter earnings conference call during which Onyx described its newly developed growth strategy to pursue opportunities created for Onyx as a result of the continuing consolidation in the sector, and Onyx’s intent to pursue this aggressive new growth strategy with a combination of organic growth complemented by selective partnering and acquisitions. At a meeting of the board on November 21, 2005, the board again discussed potential strategic alternatives for Onyx, and Ms. Anderson briefed the board on potential companies that had been identified as possible acquisition or partnering targets. The board again discussed the possibility of an acquisition by a private equity firm because of the possibility that Onyx’s developing growth strategy might be easier to pursue as a private company.
      During November 2005, Onyx management and its consulting firm continued to evaluate potential acquisitions and partnering candidates and began to cultivate relationships with several companies of potential interest.
      On November 30, 2005, the board received a package of materials from Orrick, Herrington & Sutcliffe LLP (“Orrick”), counsel to Onyx, regarding legal and other considerations in the context of pursuing strategic alternatives. At the next board meeting on December 2, 2005, which was attended by representatives of Orrick, the board again discussed various strategic alternatives designed to enhance growth or otherwise generate shareholder value, including possible acquisition and partnering transactions, as well as the possibility of pursuing the sale of Onyx. The board considered a specific business development timeline presented by Onyx management and a slate of specific potential partners requiring further evaluation for a strategic transaction. The board also received an updated briefing from Orrick regarding its fiduciary duties and other considerations in connection with its consideration of potential strategic alternatives.
      On December 6, 2005, Onyx received an unsolicited proposal from CDC, pursuant to which CDC proposed acquiring a majority of the outstanding Shares in exchange for a contribution of the assets of CDC Software, a division of CDC, and cash of up to $50 million. Under this proposal, Onyx would have remained a publicly traded company operated by CDC as a majority-owned CDC subsidiary, and no cash would have been distributed to Onyx shareholders. On December 23, 2005, senior executives of Onyx, including Ms. Anderson, and of CDC, including Peter Yip, Chairman of CDC Software and Steven Chan, acting chief executive officer of CDC, agreed to meet on December 30, 2005 to discuss CDC’s proposal.
      On December 23, 2005, despite the upcoming agreed-upon meeting, Ms. Anderson received an email from Mr. Chan in which Mr. Chan expressed impatience with the scheduling of the agreed meeting and demanded a meeting with Onyx regarding CDC’s proposal on December 26, 2005 at 8:00 a.m. Seattle time. Ms. Anderson responded to this request on December 23, 2005, reconfirming Onyx’s intent to meet with Mr. Chan and Mr. Yip on December 30, 2005, as previously scheduled, only four days later than the requested time.
      On December 28, 2005, CDC instead issued a press release announcing its interest in a strategic transaction with Onyx, describing the terms of its proposal and stating its desire to meet with Onyx management. Onyx responded on that day with a press release announcing that it was evaluating CDC’s proposal and that a meeting had been scheduled between CDC and Onyx management. On that day, Onyx also received an email from the executive secretary to Mr. Yip expressing impatience with the meeting schedule while stating a threat by Mr. Chan and Mr. Yip to pursue “alternative methods.” Later that same day, Mr. Minasian was contacted by a representative of an enterprise software company backed by private equity (“Company A”) requesting a meeting with Ms. Anderson to discuss the possibility of pursuing a transaction with Company A as an alternative to CDC’s announcement.
      CDC issued another press release on December 30, 2006, requesting a response to its proposal from Onyx’s independent directors, notwithstanding the fact that the meeting to discuss the proposal had been scheduled for later that very same day and had not yet been held. Later that day, Ms. Anderson, Mr. Chamberlain and Paul Dauber, then Chief Legal Officer of Onyx, participated in a teleconference with Mr. Yip and CDC internal counsel to discuss CDC’s proposal.
      At a board meeting held on January 4, 2006, attended by representatives of Orrick, the Onyx board of directors reviewed CDC’s proposal and Onyx’s other strategic alternatives, including those it had been pursuing as a result of its stated strategy, and considered engaging the support of an additional investment banking firm to advise Onyx with respect to its strategic alternatives. The board determined not to engage an additional investment bank at that time but formed a special committee of independent directors, comprised of Robert Tarkoff, Charles Boesenberg, William Elmore and Daniel Santell, for the purpose of evaluating and responding to the CDC proposal. Following this board meeting, the special committee met to further consider the CDC proposal. After completing its evaluation, the special committee determined to reject CDC’s proposal and to continue to pursue Onyx’s previously announced growth strategy as an independent public company.
      The following day, January 5, 2006, Onyx issued a press release in which Onyx announced that the special committee had been formed and had unanimously rejected CDC’s unsolicited proposal for the following reasons:

•	the board believed that CDC Software division assets were performing poorly, as evidenced by lower reported 2005 license growth compared to Onyx;

•	CDC proposed that Onyx pay a significant premium for the CDC Software division assets;

•	CDC lacked a sustained history of profitable operations and had a poor track record of delivering shareholder value, but would have had a controlling interest in the combined entity;

•	CDC had been unable to achieve synergies among the CDC Software division assets it had proposed to combine with Onyx, as demonstrated by the steadily decreasing valuation of CDC since the Ross Systems and Pivotal acquisitions;

•	the board expected that there would be limited synergies between the Onyx and CDC Software product lines compared with significant and inevitable cash costs of combining and integrating the two entities, and the potential for customer attrition;

•	the proposal would have been highly dilutive to current Onyx shareholders;

•	current Onyx shareholders would have received no cash consideration and would have faced the prospect of limited liquidity; and

•	major Onyx shareholders had expressed a strong negative reaction to the proposal.
      On January 6, 2006, CDC held a conference call for the stated purpose of discussing its proposal with CDC and Onyx shareholders. On January 9, 2006, CDC issued another press release announcing its continued interest in pursuing a strategic transaction with Onyx. Despite this stated interest, CDC did not revise its earlier proposal at this time and did not contact Onyx to initiate further discussions outside of the press.

      On January 11, 2006, Ms. Anderson and Mr. Chamberlain met with representatives of Battery Ventures VI, L.P. to discuss Battery’s interest in a possible transaction. Separately, on that same day, Ms. Anderson spoke with the chief executive officer of Company A to discuss the potential for mutual strategic interests.
      On January 15, 2006, Ms. Anderson received an email from Mr. Chan of CDC requesting a meeting. Ms. Anderson responded twice by email proposing a telephonic meeting, but received no further response to this proposal.
      On January 20, 2006, CDC issued a press release announcing that it had withdrawn its proposal for a transaction with Onyx. Representatives of CDC emailed a copy of the release to Ms. Anderson shortly before the announcement.
      At a meeting of the board on January 26, 2006, Mr. Minasian provided an update regarding potential partnerships, acquisitions and strategic transaction opportunities, after which the board engaged in a discussion and consideration of the strategic alternatives.
      During the first quarter of 2006, Onyx management continued to explore potential partnerships, acquisitions and strategic transaction opportunities, while at the same time focusing on executing its sales in a market and customer environment that was becoming increasingly challenging, particularly as a result of the public announcement that had been made by CDC and resulting customer concerns about Onyx’s status as an independent company. On February 14, 2006, Onyx announced its financial results for the year ended December 31, 2005 and also provided guidance regarding its expected first quarter performance, which included an expectation that first quarter revenue would be down approximately 20% from revenue in the fourth quarter of 2005, which was reflective of the market conditions described above.
      In the final days of the first fiscal quarter of 2006, CDC reemerged, delivering a letter to Onyx’s board on March 21, 2006 and a press release almost simultaneously, regarding a new proposal to acquire Onyx, pursuant to which CDC Software would merge with Onyx in exchange for either, at the election of each Onyx shareholder, (a) $4.57 per Share in cash or (b) an aggregate of $4.78 per Share, comprised of $2.39 per Share in cash and $2.39 in registered Class A Common Stock of CDC. On March 24, 2006, CDC held a conference call to publicly discuss its revised proposal. In this conference call, CDC stated that this was its best offer, despite questions from shareholders whether a higher offer was a possibility.
      Onyx’s board met on March 24, 2006, together with representatives of Orrick, to consider the revised CDC proposal. The board also considered the status of Onyx’s business, including completed sales and transactions to date for 2006, expected financial performance for the first half of 2006 and the uncertainty surrounding future quarterly results. Ms. Anderson provided a review of strategic alternatives for maximizing shareholder value, including the sale of the Company. The board also again received a briefing from Orrick regarding its fiduciary duties in considering its strategic alternatives, including a sale of the business. The board decided to form a special committee of independent directors comprised of Robert Tarkoff (chair), Charles Boesenberg, William Elmore, William Porter and Daniel Santell to explore its strategic alternatives and evaluate CDC’s proposal. Immediately thereafter, the special committee convened and determined to engage an investment banker to assist Onyx in evaluating its options for maximizing shareholder value.
      Immediately after the meeting, Ms. Anderson, Mr. Chamberlain and members of the special committee interviewed several potential investment banks, including a selection of those that had been interviewed in the fall of 2005 to assist with acquisitions by Onyx.
      On April 5, 2006, management of Onyx met with Piper Jaffray & Co. (“Piper Jaffray”) at Onyx headquarters. During that meeting, Onyx shared a detailed overview of its business and financial information and provided information regarding the other strategic acquisitions and partnerships Onyx had been exploring with its consulting firm. On April 7, 2006, Onyx engaged Piper Jaffray and issued a press release announcing that it had retained Piper Jaffray to serve as its financial advisor in connection with Onyx’s ongoing evaluation of its strategic opportunities, including potential acquisitions by Onyx, and Onyx’s evaluation of CDC’s unsolicited proposal. Shortly after the April 7, 2006, announcement, at the direction of Onyx, representatives of Piper Jaffray made several attempts to contact CDC’s representatives. On April 10, 2006, CDC returned

Piper Jaffray’s calls. Piper Jaffray informed CDC of its recent engagement and that it would contact CDC after the board of Onyx had determined how to proceed.
      On April 14, 2006, Piper Jaffray discussed with the Onyx board its preliminary financial due diligence findings, and further discussed whether Onyx, as a result of its assessment of the various buy options being explored, industry dynamics, and also in light of the continuing overhang in Onyx’s market performance as a result of the CDC actions and their potential future actions, should begin to pursue the necessary steps to initiate a near-term process to explore a sale of Onyx, as well as to continue considering acquisition opportunities. The board directed management and Piper Jaffray to explore a sale process with the participation and guidance of the special committee.
      On April 14, 2006, the special committee met and Piper Jaffray briefed the committee on a proposed process for exploring a potential sale of Onyx. The special committee approved this process and directed Piper Jaffray to begin making contact with potential buyers.
      Between April 14, 2006 and June 5, 2006, Piper Jaffray had contact with 14 potential buyers, of which eight were private equity firms and six were companies. Of these 14 parties, eight did not participate in any discussions, six signed nondisclosure agreements, five held substantive meetings with Onyx management and two submitted written proposals, with all other parties declining to move forward. The contacts and discussions with these parties are described below.
      On April 14, 2006, Company A executed a nondisclosure agreement with Onyx. A private equity firm (“Fund A”) contacted Piper Jaffray on that day and Piper Jaffray also contacted one additional private equity firm (“Fund B”) and one additional company and “Company B”) regarding a potential strategic transaction. Also, on April 14, 2006, Piper Jaffray received a request for data from Made2Manage Systems, Inc., an enterprise software company backed by Battery Ventures VI, L.P. and Thoma Cressey Equity Partners.
      On April 16, 2006, Onyx, Piper Jaffray and Orrick began review of management presentation materials and preparation for management presentations in connection with the due diligence process.
      On April 17, 2006, Onyx executed a nondisclosure agreement with M2M, after which Piper Jaffray and M2M engaged in discussions regarding a potential transaction. Fund B and Company B also responded, declining Piper Jaffray’s invitation to participate in a potential strategic transaction. In addition, Piper Jaffray and Onyx management met in a teleconference to prepare for management presentations to potential acquirors. Two additional private equity firms (“Fund C” and “Fund D”) contacted Piper Jaffray on April 17, expressing interest in a potential transaction. Piper Jaffray also engaged in discussions with one other private equity firm (“Fund E”) on a no-names basis and on April 18, 2006, Fund E entered into a nondisclosure agreement with Onyx and began to engage in substantive discussions with Piper Jaffray.
      On April 18, 2006, representatives of Piper Jaffray were able to make contact with CDC and delivered to them a form of proposed nondisclosure agreement, in the same form submitted to all other interested parties, as an initial step in engaging in further negotiations. On the same day, CDC proposed a meeting between representatives of CDC and Piper Jaffray for April 21, 2006 in the Bay Area of California.
      In addition, on April 18, 2006, Onyx management and counsel continued to prepare due diligence materials and assemble data for management presentations. Piper Jaffray also engaged in further discussions with M2M regarding management presentations and on April 19, 2006 Onyx and Piper Jaffray met with representatives of M2M regarding business and financial due diligence.
      On April 20, 2006, representatives of Piper Jaffray received an email from representatives of CDC expressing, without explanation or detail, categorical objection to certain terms of the proposed nondisclosure agreement, including customary standstill and employee nonsolicitation measures designed to protect Onyx and its shareholders. Representatives of Piper Jaffray and Orrick, at the direction of Onyx, responded with an expression of willingness to negotiate these terms of the nondisclosure agreement and a request for a specific markup from CDC to serve as the basis for further discussions, although no response to this request was ever received by Onyx or its representatives. The email from CDC, however, again indicated a desire for a meeting with representatives of Piper Jaffray in the Bay Area on April 21, 2006.

      On April 20, 2006, Piper Jaffray and Onyx engaged in further discussions regarding due diligence and met with Company A and Fund E. An online data room was opened for the potential acquirors who had executed nondisclosure agreements to conduct their due diligence review. In connection with the commencement of due diligence, Piper Jaffray held follow-up discussions with M2M, Company A and Fund E.
      From April 20 through April 23, Piper Jaffray conducted discussions with each of the potential acquirors under nondisclosure agreements and the data room was open for access by those parties who had signed the agreement. In addition, Piper Jaffray placed multiple calls to representatives of CDC in an attempt to engage in discussions of CDC’s offer and entry into a nondisclosure agreement, as well as to proceed with the meeting that CDC had proposed for April 21, 2006. Despite multiple attempts to contact CDC, Piper Jaffray received no responses from CDC.
      On April 24, 2006, the special committee met to discuss the status of the process and alternative strategic plans the board could implement if a transaction could not be completed. Piper Jaffray and Orrick each provided an update on the process.
      Also on April 24, 2006, a proposed form of merger agreement was sent to each of M2M and Company A. Piper Jaffray also placed another call to CDC and received no response. Piper Jaffray conducted a follow-up due diligence call with Company A and further discussed the nondisclosure agreement and the timing of an in-person meeting with Fund C. Piper Jaffray also placed a call to another enterprise software company (“Company C”), inviting participation in the process and, on April 25, Piper Jaffray discussed a potential transaction with the chief executive officer of Company C and sent him a form of a proposed nondisclosure agreement.
      During the last week of April, Onyx and its advisors continued to assemble and supplement the online data room in response to requests from the potential acquirors.
      On April 25, 2006, Piper Jaffray held discussions with Fund E, in which Fund E communicated its view of Onyx’s business and proposed a possible transaction valuation that would be at a level reasonably consistent with the cash offer publicly announced by CDC. As a result of the proposed valuation, which was indicated by Fund E to be firm, discussions with Fund E were terminated.
      On April 26, 2006, Piper Jaffray engaged in further discussions with Company C regarding the nondisclosure agreement.
      Also on April 26, 2006, Onyx received a written proposal from Company A to acquire Onyx in exchange for $5.20 per Share, together with a memorandum from counsel to Company A regarding the terms of the proposed merger agreement. Onyx conducted a follow-up due diligence call with Company A. In addition, Onyx received an initial verbal proposal from M2M to acquire Onyx, but without a specific price. Representatives of M2M stated that their proposed offer would be consistent with the price of the CDC cash offer, which was $4.57 per Share. On April 27, 2006, M2M contacted Piper Jaffray to investigate the opportunity for exclusivity and indicated unwillingness to submit a written bid or increase its offer absent entry into an exclusivity agreement. Later in the day, M2M expressed a revised verbal offer that would be in the high $4.00 range.
      The board met on April 27, 2006 and considered updates from Piper Jaffray and Orrick regarding the progress of the transaction and the bids received to date. The board also received a presentation by David Bernstein, an independent consultant and former vice president of technology for Siebel Systems, regarding an evaluation of Onyx’s technology to better evaluate its strategic options. M2M contacted Piper Jaffray during the board meeting to re-assert its desire for contractual exclusivity and its unwillingness to increase its bid without exclusivity. Later that day, M2M submitted a written proposal to pursue a transaction at a price of $4.75 per Share, along with a memorandum from Kirkland & Ellis LLP, counsel to M2M, regarding the terms of the proposed merger agreement. The board directed Piper Jaffray to pursue a transaction with Company A, which at the time was the highest bidder and the party most engaged in the due diligence process, as quickly as possible.

      Company A held discussions with Piper Jaffray on April 28, 2006 in which it verbally increased its bid to $5.40 per Share. Later in the day, however, Company A unexpectedly withdrew its bid, indicating its purported long-term interest in the transaction but its inability to complete the transaction in the contemplated timeframe due to a competing transaction that was not public and could not be disclosed to Onyx. Additional discussions involving Piper Jaffray and Ms. Anderson were held with Company A regarding the timing problem. During these discussions representatives of Company A stated that an unexpected but significant corporate transaction had arisen, preventing Company A from proceeding with the proposed Onyx transaction at that time.
      The special committee met on April 28, 2006, together with representatives of Orrick and Piper Jaffray, to discuss the developments interfering with Company A’s ability to pursue the transaction. The special committee determined it was necessary to continue to explore a transaction with the parties that had signed a nondisclosure agreement, while also involving additional parties in the process.
      On April 30, 2006, Piper Jaffray, Mr. Tarkoff and Ms. Anderson held additional discussions with Company A regarding the timing delay and Company A’s interest in a future transaction. Company A was unable to assure representatives of Piper Jaffray and Onyx that it would be able to pursue the transaction after its undisclosed developments were resolved or what the timing for resolution of these developments would be. Company A subsequently announced that it had entered into an agreement to be acquired by another company. In addition, Orrick delivered another email to representatives of CDC requesting a response to the proposed nondisclosure agreement and the offer of negotiations toward a transaction. Again, no response was received from CDC.
      On May 1, 2006, Piper Jaffray held further discussions with M2M, which resulted in a verbal increase in M2M’s offer to $5.00 per Share and a renewed request for exclusivity.
      On May 2, 2006, Piper Jaffray updated the special committee regarding the process and M2M’s request for exclusivity. In addition, on this date, Company C delivered an executed nondisclosure agreement to Onyx, which was dated as of April 25, 2006.
      On May 3, 2006, Onyx received an offer of $5.25 Share from M2M, which offer was contingent on M2M obtaining contractual exclusivity. Negotiations regarding an exclusivity arrangement commenced.
      On May 4, 2006, Piper Jaffray and Orrick also circulated to M2M a mark-up of the draft exclusivity letter prepared by Kirkland & Ellis.
      On May 5, 2006, management presentations were delivered to Company C via teleconference. Orrick also received comments from Kirkland & Ellis regarding the revised draft exclusivity letter and, later that day, Orrick delivered a revised version of the exclusivity letter to Kirkland & Ellis.
      On May 8, 2006, Onyx and Company A conducted a technical due diligence call. Company C contacted Piper Jaffray and declined the opportunity to make an offer. Orrick and Kirkland & Ellis participated in a teleconference to finalize negotiations on the exclusivity letter and later that day an exclusivity letter was executed by Onyx and M2M, under which M2M was to be granted exclusivity from May 10, 2006 through May 23, 2006, with such time period to be extended to May 31, 2006 if the parties were still negotiating in good faith on May 23, 2006. Under its terms the exclusivity letter was terminable by Onyx upon the receipt of a superior competing proposal. Also under the terms of the exclusivity letter, Battery Ventures VI, L.P. and Thoma Cressey Equity Partners became parties to the nondisclosure agreement between Onyx and M2M.
      On May 9, 2006, Onyx received an executed nondisclosure agreement from Fund D, which was dated as of May 3, 2006 and held a diligence meeting with Fund D. In addition, Onyx and Company A held a due diligence teleconference covering revenue recognition and accounting due diligence.
      On May 10, 2006, the exclusivity period with M2M began. Meetings between Onyx and M2M and the parties’ respective representatives took place over the next week and additional data was transferred to the online data room in response to supplemental requests from M2M. Due diligence meetings were held covering product strategy, product technology, finance and accounting, sales, services and product support. In addition, Onyx filed its quarterly report on Form 10-Q for the quarter ended March 31, 2006, in which Onyx announced results consistent with the expectations previously announced and reiterated its engagement of Piper Jaffray to assist the board in its evaluation of Onyx’s strategic opportunities.
      On May 11, 2006, Onyx and M2M held additional due diligence meetings covering research and development, sales and marketing, international operations and additional issues related to finance and accounting. A follow-up financial due diligence call was held on May 12, 2006. Kirkland & Ellis delivered a markup of the proposed merger agreement to Orrick on May 15, 2006.
      On May 18, 2006, Orrick and Kirkland & Ellis met via teleconference to negotiate the terms of the merger agreement. Following those negotiations, Orrick delivered a revised draft of the merger agreement to Kirkland & Ellis on May 19, 2006, along with an initial draft of the company disclosure letter, proposed board resolutions and a proposed amendment to Onyx’s Rights Agreement, which would exempt the proposed transaction with M2M from its terms. The parties also held a follow-up due diligence call regarding finance and accounting matters.
      On May 22, 2006, Orrick and Kirkland & Ellis met via teleconference to discuss issues related to the proposed form of merger agreement. Following that teleconference, Orrick circulated to the special committee a copy of the proposed merger agreement and a list of unresolved issues for consideration. In addition, Ms. Anderson sent the current draft of the merger agreement and the list of unresolved issues to the full board for its consideration. The principal open issues involved the conditions to the obligations of M2M to close the transaction, the amount of the requested termination fee and the circumstances under which it was payable, and the covenants restricting Onyx’s activities during the time period between signing and closing.
      On May 23, 2006, the special committee met to discuss the status of the proposed transaction, which meeting was also attended by representatives of Orrick and Piper Jaffray. At the meeting, the special committee reviewed and considered the materials provided by Orrick and an update by Piper Jaffray. Also, on May 23, 2006, the parties continued to engage in good-faith negotiations and so the exclusivity period with M2M automatically extended to May 31, 2006 by the terms of the exclusivity agreement. Over the course of the week, additional due diligence was conducted and additional materials were added to the online data site at the request of M2M and Kirkland & Ellis. On May 26, 2006, Orrick circulated a revised and updated company disclosure letter to Kirkland & Ellis for review.
      On May 29, 2006, M2M delivered comments to the merger agreement and on May 30, 2006, Ms. Anderson sent a revised draft of the merger agreement and a list of unresolved issues to the board for its consideration. The principal unresolved issues were substantially unchanged from the list sent on May 22, 2006. On May 30, 2006, the special committee met to discuss the status of the proposed transaction, which was also attended by representatives of Orrick and Piper Jaffray.
      On May 31, 2006, Kirkland & Ellis delivered a draft of the support agreement to Orrick. At midnight, M2M’s exclusivity period ended and was not extended.
      On June 1, 2006, representatives of Piper Jaffray and of M2M met telephonically to discuss the remaining principal business issues in the proposed transaction. At the beginning of this meeting, representatives of M2M informed Piper Jaffray that, based on the results of their due diligence investigation of Onyx, they would no longer move forward with a transaction at a price of $5.25 per Share. M2M initially proposed a revised price of $4.60 per share. During subsequent telephone conversations later that day, M2M increased its revised proposed price to $4.75 per Share.
      In addition, on June 1, 2006, Piper Jaffray, at Onyx’s direction, re-contacted Company A, in light of the expiration of the exclusivity period, the revised price terms from M2M and the announcement of the pending acquisition of Company A, in order to determine whether Company A had potential interest in re-engaging in the process. Company A advised Piper Jaffray that it would welcome a transaction but that it was prohibited under the terms of its merger agreement from engaging in any acquisitions and that its potential acquiror was not interested in a transaction with Onyx.
      On June 2, 2006, the board met and discussed the status of the transaction, including the reduction in the proposed price of the transaction. After consideration of the process to date, the indications of interest received from other parties and the parties that had declined to participate further, the board directed representatives of Piper Jaffray and Orrick to proceed with negotiation with M2M of the principal open issues in the merger agreement and to attempt to negotiate an increase in the new proposed price. Negotiation of final issues continued with M2M and representatives of Orrick and of Piper Jaffray. By the end of the day on June 2, 2006, M2M had increased the proposed price of the transaction to $4.80 per Share, which is currently reflected in the merger agreement. At the end of the day on June 2, 2006, revised drafts of the merger agreement, support agreement and company disclosure letter were circulated by Orrick.
      On June 3, 2006, Piper Jaffray received a new inquiry from Company A expressing a possible interest in reengaging in discussions regarding a possible transaction. Piper Jaffray relayed the inquiry to Onyx and at Onyx’s direction advised Company A that Onyx was near a transaction with another party and advised Company A to move quickly to confirm its interest and the potential price it would pay. Despite this indication of urgency, Company A did not respond on June 3, 2006 or June 4, 2006.
      On June 4, 2006, Onyx held a telephonic board meeting attended by the full board. In addition, Piper Jaffray rendered to the board of directors its oral opinion, subsequently confirmed in writing, that, as of that date and based upon and subject to the assumptions, factors and limitations set forth in the written opinion, the merger consideration to be received in the proposed transaction with M2M was fair, from a financial point of view, to the common shareholders of Onyx (other than M2M and its affiliates). In addition, representatives of Orrick reviewed the terms of the negotiated merger agreement with the board, including, in particular, the terms regarding the conditions to closing and the termination fee. The board unanimously approved the merger, declared it advisable and in the best interests of Onyx and its shareholders and approved the execution and delivery of the merger agreement.
      On June 5, 2006, Piper Jaffray received an email inquiry from representatives of Company A and its potential acquiror again expressing interest in reengaging in discussions. Piper Jaffray informed Onyx of the inquiry and subsequently contacted representatives of Company A and explained to them the importance of acting quickly to submit a written proposal or otherwise confirm their interest and the highest price they would pay for Onyx. Later that day, Company A submitted a written proposal with a cash price of only $4.60 per Share.
      In addition on June 5, 2006, M2M delivered a copy of the proposed commitment letter from its lender and the parties engaged in negotiations regarding its terms. Representatives of Orrick and Piper Jaffray held telephone conferences with members of the special committee to inform them of the offer received from Company A and the terms of the M2M commitment letter. Orrick and Kirkland & Ellis also met telephonically to negotiate certain terms of the commitment letter, which was executed that afternoon. Later that evening, the parties executed the merger agreement and related agreements and the signing of the transaction was announced before the opening of the market on June 6, 2006.
      The proposed merger with M2M was unanimously approved by the respective boards of directors of the Company and M2M, but remains subject to the approval of the shareholders of the Company, which is currently scheduled to be sought at a special meeting on August 1, 2006, and to the satisfaction or waiver of certain other closing conditions. If shareholder approval is obtained at the August 1, 2006 special meeting, the merger is expected to close promptly after the meeting. The M2M Merger Agreement relating to the proposed merger with M2M was filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on June 6, 2006.
      According to the Schedule TO, between June 7, 2006 and June 19, 2006, CDC sold an aggregate of 167,200 Shares of Onyx common stock, in ten separate transactions, at prices ranging from $4.68 to $4.74, all of which were lower than the prices at which CDC subsequently offered to purchase Onyx.
      On June 20, 2006, CDC issued a press release announcing its intent to contact the Onyx board of directors regarding a new proposal to acquire Onyx in exchange for either, at the election of each Onyx shareholder, (a) $4.85 per Share in cash or (b) an aggregate of $5.00 per Share, comprised of $2.50 per Share in cash and $2.50 in registered Class A Common Stock of CDC.

      According to the Schedule TO, on June 20 and June 21, 2006, notwithstanding its stated intention to seek a purchase of Onyx at a price of $4.85 per Share in cash, or $5.00 per Share in cash and stock, CDC sold an aggregate of 56,000 Shares, in six separate transactions at prices ranging from $4.75 to $4.80, all of which were lower than the price included in CDC’s June 20, 2006 announcement.
      On June 22, 2006, CDC delivered a letter to the Onyx board of directors regarding its offer and issued another press release, attaching to the press release a copy of its letter to the Onyx board of directors and a letter CDC had sent to the SEC, objecting to Onyx’s rejection of CDC’s prior overtures. That day, the Onyx board met to consider CDC’s actions since the filing of the preliminary proxy statement relating to the M2M Merger Agreement and its recent communications. Representatives from Orrick and Piper Jaffray participated in the meeting. After consideration of CDC’s press releases and letters, and against the background of previous actions by CDC with respect to Onyx, the board determined that CDC’s proposal did not constitute and would not reasonably be expected to lead to a transaction that is superior to the definitive agreement with M2M. The board determined that it could not conclude that any or all of the CDC communications constituted, or were reasonably likely to lead to, a superior transaction and issued a press release later that day reaffirming the proposed transaction with M2M for the following reasons:

•	CDC’s June 20, 2006 press release described an all-cash $4.85 offer. Two days later, however, in its letter to the Onyx board, CDC appeared to abandon its all-cash offer and purported to offer Onyx shareholders only a combination of cash and stock, confirming a pattern of inconsistent statements;

•	Although CDC’s highly contingent combined stock and cash offer had a purported value of $5.00 per Share, depending on changes in CDC’s stock value, the actual nominal price to be paid to Onyx shareholders under this proposal could be as low as $4.50 per Share, as compared with the $4.80 per Share in cash to be paid to Onyx shareholders pursuant to the executed M2M Merger Agreement;

•	The long-term value of the CDC stock portion of the consideration stated in the press release is highly uncertain because CDC lacks a sustained history of profitable operations and the board believed that there would be limited synergies between the Onyx and CDC product lines;

•	Although CDC indicated an amount it was prepared to offer, CDC stated that its offer is contingent on further negotiation and due diligence and there is no guarantee that CDC would offer the same price after completion of that process;

•	There is no certainty that discussions with CDC would result in a signed acquisition agreement — CDC emphasized that its highly contingent offer was subject to due diligence and, further, its past pattern of inconsistent statements and unwillingness to respond to Onyx and Onyx’s representatives, which are described in detail in this Statement, are inconsistent with a credible intention to acquire Onyx;

•	CDC had not stated any proposed timeline under which it would be able to execute its described transaction; furthermore, the transaction CDC described, because it would involve both cash and CDC stock, would likely take several months longer to complete than the proposed transaction with M2M due to the need to file a registration statement with the SEC;

•	CDC had repeatedly declined, since its original press release in December 2005, to engage in any negotiations with Onyx regarding the possibility of a strategic transaction and had, in the past, been nonresponsive to multiple contacts from Onyx and Piper Jaffray to pursue such discussions;

•	The timing of CDC’s public announcements suggested the possibility that its true intention is to enhance CDC’s competitive position in the sales process, rather than engage in serious negotiations; and

•	In light of CDC’s past and current competitive actions in the sales process and its approach to strategic discussions with Onyx, the Onyx board believed that there were significant risks to Onyx and its shareholders associated with sharing, through a due diligence process, competitively sensitive information with CDC that could be used offensively to harm Onyx’s business in the competitive marketplace.

      CDC stated in its June 22, 2006 press release and related letters, without basis, that existing Onyx management would have a continued role with the surviving company following closing of the M2M acquisition, therefore creating a conflict of interest. In fact, M2M has not made a final decision regarding the post-closing management structure. Moreover, Onyx has been advised by M2M that neither Ms. Anderson nor Mr. Chamberlain would be expected to continue as an executive of the combined M2M organization beyond a transition period to be determined. For more information regarding the severance and benefits that would be payable upon consummation of the merger with M2M, see the section entitled “THE MERGER — Interests of Onyx Directors and Management in the Merger” in the M2M Merger Proxy Statement.
      In its June 22, 2006 press release and its letters, CDC challenged as excessive the break-up fee agreed to by Onyx and M2M. The up to $4.5 million break-up fee, which would include certain M2M legal expenses, amounts to a maximum of approximately 4.8% of the aggregate value of the M2M transaction. As is common in transactions of this nature, this break-up fee was insisted upon by M2M as a condition to its willingness to pursue a transaction with Onyx, and the Onyx board believes that the fee was well within the bounds of customary break-up fees in transactions of this nature.
      On June 23, 2006, CDC issued another press release asserting, among other things, that CDC had not withdrawn its cash offer of $4.85 per Share, notwithstanding the omission of an all-cash offer from CDC’s letter to the Onyx board dated June 21, 2006. In addition, CDC asserted that the timing of Onyx’s award of restricted stock to certain senior executives, which awards are described in greater detail in Onyx’s current report on Form 8-K filed with the SEC on March 17, 2006, was “suspicious,” and further described these awards as a windfall coming at the expense of shareholders, notwithstanding the fact that the consideration offered in the proposed transaction with M2M is an amount of cash to be paid per each outstanding Share, not an aggregate purchase price. These awards were granted as part of Onyx’s annual equity compensation program and were granted on March 15, 2006, before CDC had announced its revised offer and before Onyx had initiated the process leading to Piper Jaffray’s engagement and the subsequent decision to pursue a sale of Onyx. In addition, with respect to Ms. Anderson, the Shares awarded on March 15, 2006 replaced a portion of the option that Onyx was contractually bound to grant to Ms. Anderson pursuant to her employment agreement with Onyx, which was signed in June, 2004.
      On June 30, 2006, CDC issued a press release announcing its intention to commence a cash tender offer for all of the outstanding Shares of the Company for $5.00 per Share. Despite this announcement, the Schedule TO was not filed until July 12, 2006, almost two weeks later.
      On July 5, 2006, the Onyx board of directors and its financial and legal advisors met to discuss CDC’s June 30 announcement and to establish procedures for evaluating the terms of CDC’s tender offer, once announced. At that meeting, the board’s advisors made presentations to the board of directors regarding the terms of the anticipated tender offer (as described by CDC in its press release), the events that had transpired since CDC announced its intent to commence a tender offer, legal matters pertaining to the anticipated tender offer and the Company’s response, and a preliminary financial analysis of the anticipated tender offer, based on CDC’s public statements and filings.
      On July 12, 2006, CDC and Offeror filed the Schedule TO with the SEC and delivered a request pursuant to Rule 14d-5, purportedly commencing the Offer.
      On July 13, 2006, the Onyx board of directors and its financial and legal advisors met to discuss the Schedule TO and the terms of the Offer. The board received a presentation from Orrick regarding the terms of the Offer, including the stated offer price and the conditions to closing. The board also received a presentation regarding the available evidence of CDC’s ability to fund the purchase price for the Offer, including the financial statements and disclosures in CDC’s Annual Report on Form 20-F, filed with the SEC on June 21, 2006. After careful deliberation, the board directed Piper Jaffray to contact M2M to explore its willingness to match the $5.00 purchase price reflected in the Offer.
      On July 14, 2006, after negotiations and discussions between Piper Jaffray and M2M, and between M2M and Onyx’s legal advisors, M2M informed Piper Jaffray that it did not intend to raise its bid above the $4.80 per Share agreed to in the M2M Merger Agreement. M2M informed Piper Jaffray that it believed, based on additional due diligence conducted after the execution of the M2M Merger Agreement, that Onyx’s business and market value had deteriorated since the time of the execution of the M2M Merger Agreement and, although it desired to consummate the merger on the existing terms, it would not pay more than the previously agreed price.
      On July 15, 2006, the Onyx board met to evaluate the CDC offer and consider M2M’s position. After careful consideration, including a detailed review of the terms and conditions of the Offer with the board’s financial and legal advisors, the board of directors determined that the uncertainties inherent in the Offer represent a substantial threat to shareholder value, which is not offset by the small premium reflected by the CDC Offer price. The board further determined that CDC’s ability and willingness to consummate the Offer and pay the stated purchase price is uncertain and that the unsolicited and hostile nature of the Offer, combined with CDC’s inconsistent actions, including its recent sales of Onyx common stock at prices lower than the $5.00 Offer price, may only be designed to disrupt the Company’s existing transaction and its business, at significant cost to the Company and its shareholders. The board determined that the Offer in its current form was not in the best interests of the Company’s shareholders.
      The board also determined that, in light of the $5.00 per Share Offer price in the conditional Offer from CDC and CDC’s stated willingness to negotiate with Onyx toward a binding definitive agreement, the board’s fiduciary obligations to the Onyx shareholders required that it attempt to engage with CDC, consistent with the restrictions under the M2M Merger Agreement. Accordingly, the board made the requisite determination under the M2M Merger Agreement to engage in discussions with CDC.
      On July 17, 2006, Onyx issued a press release announcing its financial results for the quarter ended June 30, 2006. Onyx announced that, based on preliminary estimates, it anticipates reporting license revenue of approximately $1.6 million and total revenue in the range of $11.7 million to $11.9 million. In addition, Onyx announced that it expects to report net loss in the range of $0.14 to $0.16 per share for the 2006 second quarter.

(c)	Reasons for the Recommendation.
      In reaching the conclusions and in making the recommendation described above, the board of directors consulted with the Company’s management and the board’s financial and legal advisors, and took into account numerous factors, including, but not limited to, the following:
      The Premium of the CDC Offer Over the Existing M2M Offer Is Not Sufficient to Offset the Uncertainty of the CDC Offer. The $5.00 Offer price represents only $0.20 per Share more than the price to be paid pursuant to the M2M Merger Agreement, which represents an aggregate value of only $3,714,794, or a premium of only approximately 4% over the M2M Merger Agreement price. The board does not believe that this potential premium is sufficient to offset the much greater uncertainty of the CDC Offer in its current form, as compared to the M2M merger for reasons described more fully below.
      Consummation of the Offer Is Highly Uncertain, as the Offer Is Subject to Extensive Conditions to Be Applied in CDC’s Sole Discretion. The Offer includes numerous conditions to CDC’s obligations to consummate the Offer, including, among others, the Adverse Effect Condition and the Global Markets Condition. CDC has the ability to determine whether the conditions listed in the Offer are satisfied in its sole discretion. The Adverse Effect Condition is drafted in broad and very general terms. By contrast, the definition of “Company Material Adverse Effect” under the M2M Merger Agreement is substantially more specific and limited, and the interpretation of this definition is not within M2M’s sole discretion. Accordingly, even assuming that the numerous other conditions to the Offer can be satisfied, these conditions create uncertainty regarding whether CDC will be required to consummate the Offer given that any number of otherwise insignificant events or circumstances, including, without limitation, Onyx’s announcement on July 17, 2006 regarding recent quarterly financial performance and international developments in the Middle East, could be deemed by CDC, in its sole discretion, to cause any one of these conditions to not be satisfied.
      It is Unclear Whether CDC Has Available Cash or Sufficient Liquidity to Consummate the Offer. The Offeror under the Schedule TO is CDC Software Acquisition Corp., a newly created shell company apparently having no assets. The Offeror states in the Schedule TO that it plans to obtain the approximately $95 million needed for the Offer and any subsequent merger through a capital contribution or advances from its parent, CDC Corporation. The Offeror further states, without detail or explanation, that it has sufficient cash on hand to consummate the Offer and pay the associated expenses. This statement, however, appears to directly contradict CDC’s own disclosures in its annual report on Form 20-F, filed with the SEC on June 21, 2006, in which CDC states:

Restrictions on our Liquidity

       While we have cash and cash equivalents of $93.7 million and total debt securities of $148.2 million as of December 31, 2005, $49.3 million of the cash and cash equivalents and $81.0 million of the total securities are held at China.com, as of April 2006, an 77% owned subsidiary listed on the Growth Enterprise Market of the Hong Kong Stock Exchange. Although we have the ability to appoint a majority of the board of directors of China.com, the board of directors of China.com owes fiduciary duties to the shareholders of China.com to act in the best interests of and use the assets of China.com, including the cash and cash equivalents balance and securities, for the benefit of such shareholders. As a result, aside from the board of directors of China.com declaring a dividend to its shareholders for which we would receive a pro rata portion as an 77% shareholder of China.com or a related party inter-company loan or similar transaction from China.com to us which would likely require the approval of the minority shareholders of China.com, we have limited ability to transfer or move the cash, cash equivalents and securities balance to, or to use the amounts of the cash, cash equivalents and securities balance for the benefit of, CDC Corporation at the parent entity level or our other subsidiaries outside of the China.com chain of subsidiaries.

       In addition to $93.7 million of cash and cash equivalents at December 31, 2005, we hold $2.1 million in restricted cash which is pledged for banking facilities. Restricted debt securities comprise $32.2 million of our total debt securities of $148.2 million at December 31, 2005 as such securities are pledged as collateral pursuant to drawdowns under our credit and repurchase facilities.

      Based on this disclosure, it appears that CDC may have insufficient cash that is unrestricted and available for use in the United States to consummate the Offer.
      CDC’s Recent Market Trading Activity in Onyx Common Stock Causes Onyx to Question CDC’s Intention to Consummate a Merger. CDC disclosed in the Schedule TO that, beginning on June 7, 2006 and continuing through June 21, 2006, it sold 223,200 shares of Onyx common stock in 16 separate transactions at prices ranging from $4.68 to $4.80, all of which are below the $5.00 price stated in the Offer and the $4.85 price reflected in its earlier announcement on June 20, 2006. Six of these sales, for a total of 56,000 Shares, took place after CDC’s public announcement on June 20, 2006 that it desired to purchase Onyx for a consideration of $4.85 per Share in cash or $5.00 per Share in cash and CDC stock. Selling Onyx common stock at prices lower than the price to be paid by CDC through its purported Offer, particularly when combined with CDC’s past inconsistent and nonresponsive statements and behavior with respect to Onyx, as detailed above, is inconsistent with the stated intention to acquire Onyx at $5.00 per Share.
      The Regulatory Clearances Needed to Consummate the Merger Are Uncertain and May Not Be Obtainable in a Timely Fashion. Consummation of any transaction with CDC would require expiration or termination of applicable waiting periods under the HSR Act. As of the date of this Statement, to Onyx’s knowledge, CDC had not yet made any filing under the HSR Act. In addition, CDC does not specify in the Schedule TO the regulatory clearances that would be required from jurisdictions outside the United States in order to complete the transaction. As a result, the time period for satisfaction of any regulatory conditions is uncertain. In addition, the ability to obtain such regulatory clearances is not assured.
      The Availability of Meaningful Remedies Against CDC for a Breach of Contract Is Uncertain. The Offeror appears to have no assets. The Offeror is owned by CDC, a Cayman Islands company with a substantial portion of its assets outside the United States and a majority of its directors and officers being nationals and/or residents of countries other than the United States. In its annual report on Form 20-F filed with the SEC on June 21, 2006, CDC states:

There is uncertainty as to our shareholders’ ability to enforce civil liabilities in Australia, the Cayman Islands, Hong Kong, the PRC and Sweden.

       We are a Cayman Islands company and a substantial majority of our assets are located outside the United States. A substantial portion of our current operations is conducted outside the United States in countries such as Australia, Hong Kong, the PRC and Sweden. In addition, a majority of our directors and officers are nationals and/or residents of countries other than the United States. All or a substantial portion of the assets of these persons are located outside the United States. As a result, it may be difficult for you to effect service of process within the United States upon these persons. In addition, there is uncertainty as to whether the courts of Australia, the Cayman Islands, Hong Kong, the PRC, Sweden and other jurisdictions would recognize or enforce judgments of United States courts obtained against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state thereof, or be competent to hear original actions brought in Australia, the Cayman Islands, Hong Kong, the PRC, Sweden, or other jurisdictions against us or such persons predicated upon the securities laws of the United States or any of its states.

      There Is No Certainty That Any Discussions With CDC Would Result in a Signed Acquisition Agreement. CDC has not stated any proposed timeline under which it would be able to execute a negotiated transaction. CDC also has not expressed any willingness to enter into a definitive merger agreement on terms substantially similar to, or more favorable to Onyx than, those reflected in the M2M Merger Agreement, which has been publicly available since June 6, 2006. Nor has CDC stated that it would enter into a confidentiality agreement with Onyx on terms that are no less favorable to Onyx that the confidentiality agreement Onyx has with M2M, which is required under the terms of the M2M Merger Agreement before Onyx could enter into discussions with CDC.
      There Is No Guarantee That CDC Will Be Offering the Same Price at the End of an Indeterminate Negotiation and Due Diligence Process Involved in a Negotiated Transaction. Although CDC has purportedly commenced a tender offer, which is not subject to a due diligence condition, CDC has stated it does not intend to close the Offer without negotiating a definitive agreement with Onyx. CDC has not stated any timeframe for completion of such negotiations or whether any due diligence process would be expected in the context of a negotiated transaction. There is no guarantee that CDC will be offering the same price at the end of the indeterminate negotiation period that it proposes. In the event that Onyx shareholders do not approve the M2M merger at the special meeting on August 1, 2006 (or any adjournment thereof), M2M would have the right to terminate the M2M Merger Agreement. Any termination of the M2M Merger Agreement could materially adversely affect the price of Onyx common stock, which could lead CDC to reduce the price of the Offer.
      There Is No Certainty That a Negotiated Transaction With CDC Could Be Consummated in a Timely Fashion. Although CDC publicly announced its intention to launch the Offer on June 30, 2006, it did not actually file the Schedule TO until 12 days later on July 12, 2006, notwithstanding the pending special meeting to consider the M2M merger scheduled for August 1, 2006. In addition, as of the date of this Statement, to Onyx’s knowledge, CDC had not yet completed any filing under the HSR Act, which would be necessary to consummate any transaction with CDC. These delays, combined with CDC’s previous behavior, suggests that CDC may be unable or unwilling to move quickly to consummate a transaction with Onyx in a timely fashion.
      In light of the above factors, the board determined that the Offer is not in the best interests of Onyx shareholders. Accordingly, the board of directors of Onyx recommends that you reject the Offer and not tender your Shares pursuant to the Offer.

      The preceding discussion of the information and factors considered by the Onyx board of directors is not, and is not intended to be, exhaustive. In light of the variety of factors considered in connection with its evaluation of the Proposed CDC Transaction and the complexity of these matters, the Onyx board of directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the various factors considered in reaching its determination, and individual directors may have given different weight to different factors.
      The board reserves the right to revise this recommendation in the event of changed circumstances, if any. Any such change in the recommendation of the board will be communicated to shareholders as promptly as practicable in the event that such a determination is reached.

(d)	Intent to Tender.
      To the Company’s knowledge, none of the Company’s executive officers, directors, affiliates or subsidiaries currently intends to sell or tender for purchase pursuant to the Offer any Shares owned of record or beneficially owned. As described in Item 8 below, the Company’s executive officers and directors are parties to a support agreement with M2M that restricts their ability to transfer their Shares, including tendering their Shares pursuant to the Offer.

Item 5.	Person/ Assets, Retained, Employed, Compensated or Used.
      Pursuant to the terms of an engagement letter dated April 7, 2006 (the “Piper Jaffray Engagement Letter”), the Company engaged Piper Jaffray to act as its financial advisor in connection with a transaction or series or combination of related transactions whereby, directly or indirectly, 40% or more of the capital stock of any third party or its assets would be transferred to the Company or an affiliate of the Company, or in which 40% or more of the Company’s capital stock would be transferred or exchanged to a third-party acquiror by the Company or its shareholders.
      Pursuant to the terms of the Piper Jaffray Engagement Letter, in the event the Company is acquired by another party during the term of the Company’s engagement with Piper Jaffray or during the 24-month period following the term of the engagement (a “Transaction”), the Company has agreed to pay Piper Jaffray a transaction fee equal to: (a) a cash fee equal to 1.25% of the total consideration paid and to be paid in the transaction (the “Aggregate Transaction Value”) plus (b) a cash fee equal to 1.50% of the Aggregate Transaction Value in excess of $100 million and up to $150 million plus (c) a cash fee equal to 1.75% of the Aggregate Transaction Value in excess of $150 million and up to $200 million plus (d) a cash fee equal to 2.0% of the Aggregate Transaction Value in excess of $200 million and up to $250 million plus (e) a cash fee equal to 1.00% of the Aggregate Transaction Value in excess of $250 million; with a minimum total fee in connection with the Transaction. Of this amount, the Company was required to pay $300,000 upon the delivery by Piper Jaffray of a fairness opinion in connection with the Company’s proposed merger with M2M. In addition, the Company agreed to pay $300,000 upon the delivery by Piper Jaffray of any fairness opinion delivered in connection with a proposed merger with any additional party, including CDC. The remaining transaction fee is payable upon the closing of the Transaction. The Company also paid Piper Jaffray a retainer fee of $25,000. The opinion fee and retainer fee are not contingent upon consummation of a Transaction. In addition, whether or not a Transaction is consummated, the Company has agreed to reimburse Piper Jaffray for its respective reasonable out-of-pocket expenses (including fees and disbursements of their legal counsel), and Piper Jaffray and certain related persons will be indemnified against certain liabilities relating to or arising out of services performed by Piper Jaffray in rendering its opinion to the Company’s board of directors.
      Piper Jaffray is a nationally recognized investment banking firm and is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, underwritings and secondary distributions of securities, private placements and valuations for estate, corporate and other purposes. In the ordinary course of its business, Piper Jaffray and its affiliates may actively trade securities of Onyx for their own account or the account of their customers and, accordingly, they may at any time hold a long or short position in such securities.

      Pursuant to an agreement dated June 23, 2006, the Company also has engaged The Altman Group, Inc. (“Altman”) to assist it in connection with the Company’s communications with its shareholders with respect to the Offer, to monitor trading activity in the Shares and to identify investors holding noteworthy positions in street name. The Company agreed to pay Altman $6,000 in the case of an uncontested proxy solicitation, or a base fee of $20,000, plus $15,000 upon the mailing of any material soliciting votes against the M2M merger plus a $10,000 success fee. Altman reserves the right to charge the Company an additional fee in the event the scope of assignment changes to involve significantly more time, resources or personnel than anticipated when the engagement letter was executed. In addition, the Company has agreed to reimburse Altman for its reasonable out-of-pocket expenses, including certain charges associated with shareholder contact by telephone, and to indemnify Altman and certain related persons against certain liabilities relating to or arising out of the engagement.
      Except as set forth above, neither the Company nor any person acting on its behalf has or currently intends to employ, retain or compensate any person to make solicitations or recommendations to the shareholders of the Company on its behalf with respect to the Offer.

Item 6.	Interest in Securities of the Subject Company.
      Except as described below, during the past 60 days, no transactions with respect to the Shares have been effected by the Company or, to the Company’s best knowledge, by any of its executive officers, directors, affiliates or subsidiaries.

	Date of	Nature of	Number of	Exercise
Name	Transaction	Transaction	Shares	Price

Mary A. Reeder	June 23, 2006	Option exercise	32,500	$0.40

Item 7.	Purposes of the Transaction and Plans or Proposals.
      As discussed elsewhere in this Statement, Onyx is presently party to the M2M Merger Agreement. Unless and until the M2M Merger Agreement is terminated, Onyx shall not, and shall not authorize or permit its affiliates, officers, directors, employees, advisors or other representatives to:

•	continue any existing discussions, negotiations or communications with any parties conducted prior to the date of the M2M Merger Agreement with respect to any competing transaction;

•	solicit, initiate or intentionally encourage any inquiries relating to any competing transaction; or

•	participate in any discussions or negotiations regarding, or furnish to any third party any information or data with respect to or provide access to the properties, offices, books, records, officers, directors or employees of, or take any other action to knowingly facilitate the making of, any proposal that constitutes, or may reasonably be expected to lead to, any competing transaction.
      If, however, prior to obtaining the required vote of its shareholders to approve the M2M Merger Agreement, the Onyx board of directors reasonably determines in good faith after consultation with financial advisors that an unsolicited proposal for a competing transaction constitutes or would reasonably be expected to lead to a superior competing transaction, then, to the extent required by the fiduciary obligations of the Onyx board of directors, as determined in good faith by a majority thereof after consulting with Onyx’s outside counsel, Onyx may, subject to Onyx’s providing prior written notice to M2M of its decision to take such action and compliance by Onyx with the terms of the M2M Merger Agreement, including, but not limited to, entry into a confidentiality agreement with the third party not materially less favorable to the Company than the confidentiality agreement entered into between Onyx and M2M, furnish information with respect to Onyx to, and participate in direct or indirect discussions and negotiations with, such third party. On July 15, 2006, Onyx’s board of directors made the foregoing determination and directed Piper Jaffray to initiate contact with CDC to pursue discussions regarding an appropriate confidentiality agreement.
      Onyx is also required to notify M2M promptly of any competing transaction, or any offer, proposal or inquiry that could reasonably be expected to lead to a competing transaction. The notice must include the material terms and conditions of such competing transaction. Onyx is required to promptly update M2M on the status and content of any material discussions or negotiations regarding the competing transaction and promptly inform M2M of any change in the price, structure or form of consideration or terms and conditions of such competing transaction.
      Promptly upon a determination by the Onyx board of directors that a competing transaction constitutes a superior competing transaction, Onyx is required to deliver to M2M a written notice that the Onyx board of directors has received a superior competing transaction and specifying in detail the terms and conditions of such superior competing transaction and the identity of the person making such offer.
      In response to a superior competing transaction that was not solicited, initiated, intentionally encouraged, participated in or otherwise facilitated by Onyx in breach of the terms of the M2M Merger Agreement, the Onyx board of directors may, if it determines in good faith (after consulting with Onyx’s outside legal counsel) that the failure to do so would result in a breach of its fiduciary duties under applicable laws:

•	modify, or propose or resolve to modify, in a manner adverse to M2M or Orion Acquisition Corporation, its approvals and recommendations of the merger; or

•	terminate the M2M Merger Agreement after (i) the third business day following M2M’s receipt of written notice from Onyx advising M2M that the Onyx board of directors is prepared to take such action (during which period Onyx is required to negotiate in good faith with M2M to revise the M2M Merger Agreement so that the third party’s proposal no longer constitutes a superior competing transaction); provided, however, in the case of a subsequent notice of a superior competing transaction involving the same third party, the period of negotiation described above is reduced to one business day, and (ii) payment by Onyx of the termination fee.
      Under the M2M Merger Agreement, a “competing transaction” is any proposal or offer, whether in writing or otherwise, from any third party to acquire beneficial ownership of all or more than 15% of the assets of Onyx or 15% or more of any class of equity securities of Onyx.
      A “superior competing transaction” under the M2M Merger Agreement is a bona fide, unsolicited written proposal or offer made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, more than 50% of the voting power of Onyx’s capital stock then outstanding or all or substantially all of Onyx’s assets on terms that its board of directors determines in good faith (after consulting with Onyx’s outside legal counsel and its financial advisor) are more favorable from a financial point of view to Onyx’s shareholders than the merger and the other transactions contemplated by the M2M Merger Agreement, and is reasonably capable of being consummated.
      The M2M Merger Agreement may be terminated at any time prior to the effective time of the merger, whether before or after approval of the M2M Merger Agreement by Onyx shareholders:

•	By the mutual written consent of M2M and Onyx;

•	By Onyx or M2M, if:

•	any court or governmental entity issues a final, nonappealable order or takes any other action permanently enjoining, restraining or otherwise preventing the merger; provided, however, that the party seeking to terminate for this reason did not initiate such proceeding or take any action in support of such proceeding;

•	Onyx shareholders’ approval of the M2M Merger Agreement is not obtained at a duly held meeting;

•	the merger is not completed by November 30, 2006 (other than because of a breach of the M2M Merger Agreement caused by the party seeking termination); or

•	the other party to the M2M Merger Agreement breaches any of its representations, warranties, covenants or agreements that would give rise to a failure of a condition to the merger and (a) fails to cure its breach by November 30, 2006, (b) the breach is not reasonably capable of being cured prior to November 30, 2006 or (c) the breaching party does not initiate and sustain commercially reasonable efforts to cure the breach within ten business days following receipt by the breaching party of written notice of such breach;

•	By Onyx in order to enter into an agreement relating to a superior competing transaction, if Onyx has complied with its obligations described under “THE MERGER AGREEMENT — Limitation on Consideration of Competing Proposals” in the M2M Merger Proxy Statement, as they pertain to such superior competing transactions, and Onyx has paid the termination fees and expenses described below;

•	By M2M, if:

•	Onyx’s board of directors (a) withdraws, or adversely modifies, its recommendation of the M2M Merger Agreement, (b) fails to reaffirm its recommendation of approval of the M2M Merger Agreement within ten business days after M2M requests in writing that such recommendation be reaffirmed, or (c) determines to accept, or recommends to Onyx shareholders, a competing transaction or a superior competing transaction; or

•	Onyx has materially breached any of its obligations under the M2M Merger Agreement with respect to limitations on consideration of competing proposals, submission of the M2M Merger Agreement to Onyx shareholders for their approval, Onyx’s disclosure obligations under the M2M Merger Proxy Statement or Onyx’s obligations to use commercially reasonable efforts to defend lawsuits challenging the merger with M2M.
      If Onyx terminates the M2M Merger Agreement to enter into a superior competing transaction or if the M2M Merger Agreement is terminated because Onyx’s board of directors withdraws or adversely modifies its approval or recommendation of the merger or fails to reject a competing proposal, Onyx will be required to pay M2M a termination fee of $4,000,000 plus up to $500,000 of reasonably documented out-of-pocket fees payable and expenses incurred by M2M (including fees and expenses of counsel to M2M) in connection with the merger. If the M2M Merger Agreement is terminated because of a failure of the Onyx shareholders to approve the merger with M2M, a failure to complete the merger with M2M by November 30, 2006 or an uncured breach by Onyx of any of the representations, warranties, covenants or agreements in the M2M Merger Agreement, Onyx will be required to pay M2M an amount equal to 5% of the aggregate fair market value of the consideration paid to the Onyx shareholders in any merger with a party other than M2M that occurs within 12 months of the date of any such termination of the M2M Merger Agreement.
      As discussed elsewhere in this Statement, on July 15, 2006, Onyx’s board of directors determined that, in light of the $5.00 per Share Offer price in the conditional Offer from CDC, and CDC’s stated willingness to negotiate with Onyx toward a binding definitive agreement, the board’s fiduciary obligations to Onyx shareholders require that it attempt to engage with CDC, consistent with the restrictions under the M2M Merger Agreement.
      On July 15, 2006, Onyx’s board of directors adopted a resolution directing the officers of the Company not to disclose in response to Item 7 of this Statement or amendments to this Statement the possible terms of any transaction with any party or parties relating to (i) a tender offer or other acquisition of Onyx securities by Onyx, any of its subsidiaries or any other person, (ii) any extraordinary transaction, such as a merger, reorganization or liquidation, involving Onyx or any of its subsidiaries, (iii) any purchase, sale or transfer of a material amount of assets of Onyx or any of its subsidiaries, or (iv) any material change in the present dividend rate or policy, indebtedness or capitalization of Onyx, or any proposal relating thereto or the parties thereto, so long as no agreement in principle has been reached between the Company and such party or parties, it being the opinion of the Onyx board of directors that such disclosure would jeopardize continuation of the negotiations.
      Onyx’s financial advisors will attempt to initiate discussions with CDC promptly after the filing of this Statement, subject to CDC’s willingness to enter into a confidentiality agreement no less favorable to Onyx than the confidentiality agreement between Onyx and M2M.

      Except as set forth in the M2M Merger and as set forth in this Statement, Onyx is not undertaking or engaged in any negotiations in response to the Offer that relate to: (i) a tender offer or other acquisition of Onyx’s securities by Onyx, any of its subsidiaries or any other person; (ii) any extraordinary transaction, such as a merger, reorganization or liquidation, involving Onyx or any of its subsidiaries; (iii) any purchase, sale or transfer of a material amount of assets of Onyx or any of its subsidiaries; or (iv) any material change in the present dividend rate or policy, indebtedness or capitalization of Onyx.
      Except as set forth in the M2M Merger Proxy Statement and as set forth in this Statement, there are no transactions, board resolutions, agreements in principle or signed contracts entered into in response to the Offer that relate to or would result in one or more of the matters referred to in this Item 7.

Item 8.	Additional Information.
      The information contained in all of the Exhibits referred to in Item 9 below is incorporated herein by reference in its entirety.
      Support Agreement. Each of Janice P. Anderson, Robert J. Chamberlain, Todd Chambers (Chief Marketing Officer), John S. Denault, Sheryl Loeffler (Vice President, Human Resources), Philip Minasian, Mary A. Reeder (Senior Vice President of Research and Development), Andrew Leonard Rees (Senior Vice President, International), Charles M. Boesenberg, Teresa A. Dial, William B. Elmore, William Porter, Daniel R. Santell and Robert M. Tarkoff, as trustee of The Tarkoff Living Trust DTD 12/08/99, who collectively beneficially owned approximately 17.6% of Onyx’s outstanding Shares as of June 21, 2006, has agreed, pursuant to a support agreement with Onyx and M2M dated as of June 5, 2006, that such individual, solely in such individual’s capacity as a shareholder and not in such individual’s capacity as a director or officer of Onyx, will:

•	appear at the special meeting at which shareholders are asked to vote to approve the M2M Merger Agreement or otherwise cause his, her or its Shares to be counted as present for purposes of establishing a quorum;

•	vote, or execute consents in respect of, his, her or its Shares in favor of approval by the shareholders of the M2M Merger Agreement;

•	vote against the approval of any proposal made in opposition to or in competition with the consummation of the merger with M2M and the M2M Merger Agreement;

•	vote against any proposal that would reasonably lead to or result in the conditions of M2M or Orion Acquisition Corporation’s obligations under the M2M Merger Agreement not being fulfilled;

•	vote against any competing transaction;

•	vote against the election of a group of individuals to replace a majority or more of the individuals presently on the Onyx board of directors at every meeting of Onyx shareholders called with respect to any of the matters described above;

•	vote, or execute consents in respect of, his, her or its Shares against any proposal that conflicts with the merger with M2M; and

•	not, and not permit any entity under such shareholder’s control to, solicit proxies or participate in the solicitation of proxies with respect to a transaction that conflicts with the transactions contemplated by the M2M Merger Agreement.
      The support agreement will terminate on the earliest to occur of:

•	such date and time as the M2M Merger Agreement is terminated in accordance with its terms;

•	an amendment to the M2M Merger Agreement in a manner that reduces the aggregate consideration to be paid to any shareholder upon consummation of the merger with M2M or that changes the nature of the consideration in any way other than in a way that does not effect the amount of cash consideration; or

•	the effective time of the merger with M2M.
      The support agreement terminates upon the termination of the M2M Merger Agreement. Therefore, if Onyx were to terminate the M2M Merger Agreement in connection with a superior competing offer, Onyx’s directors and officers who are party to the support agreement would no longer be bound by their obligations thereunder. In addition, pursuant to the support agreement, each of Onyx’s directors and officers who are party to the support agreement have granted an irrevocable proxy to the members of the board of M2M to vote their respective Shares in accordance with the terms of the support agreement. The irrevocable proxy shall remain effective until the earliest of (a) the termination of the M2M Merger Agreement, (b) amendment of the M2M Merger Agreement in a manner that reduces the aggregate consideration to be paid to any shareholder upon consummation of the merger with M2M or changes the nature of the consideration in any way, other than a change that does not change the amount of the cash consideration, and (c) the effective time of the merger with M2M.
      Transfer Restrictions. Subject to certain exceptions, each irrevocable proxy and the support agreement restrict or limit the ability of each director and executive officer to sell, transfer, pledge, assign or otherwise dispose of, or grant any proxies with respect to, any of his or her Shares, or to agree to do the foregoing, other than with M2M’s prior written consent. Accordingly, the directors and executive officers of the Company cannot transfer their Shares to the Offeror pursuant to the Offer unless the M2M Merger Agreement is terminated, the support agreement is amended or the restrictions on transfer are waived by M2M.
      Provisions of Washington Law Affecting Significant Business Transactions. Chapter 23B.19 of the Washington Business Corporations Act (the “WBCA”) prohibits a “target corporation,” with limited exceptions, from engaging in specified “significant business transactions” with an “acquiring person” (or an affiliate of an acquiring person) that owns 10% or more of the voting securities of the target corporation for a period of five years after the acquisition of 10% or more of the voting securities, unless the transaction or the share acquisition by the acquiring person is approved by a majority of the target corporation’s directors before the date of the transaction or share acquisition. Target corporations include all publicly traded domestic corporations, such as Onyx, as well as foreign corporations that meet specified requirements. The prohibited transactions include, among others, a merger or consolidation with, a significant disposition of assets to, the redemption of stock from or issuance of shares or rights to acquire shares to, the acquiring person, the termination of 5% or more of the employees of the target corporation as a result of the acquiring person’s acquisition of 10% or more of the shares, or allowing the acquiring person to receive any disproportionate benefit as a shareholder. After the five-year period during which significant business transactions are prohibited, the transaction may occur if specified criteria are met.
      The Onyx board of directors has rejected the Offer and recommended that Onyx’s shareholders reject the Offer and not tender their Shares pursuant to the Offer. Consequently, the restrictions on business combinations contained in Chapter 23B.19 of the WBCA would remain applicable until such time, if any, as the board approves an offer and a definitive merger agreement with CDC. It is a condition to the Offer that CDC be satisfied, in its reasonable judgment, that the provisions of Chapter 23B.19 of the WBCA do not apply to the Offer or the CDC Proposed Merger.
      Rights Agreement. This description of Onyx’s Rights Agreement does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement (which was filed as Exhibit 2.1 to Onyx’s Registration Statement on Form 8-A12G with the SEC on October 28, 1999), as amended by Amendment No. 1 to Rights Agreement, dated March 5, 2003, and as further amended by Amendment No. 2 to Rights Agreement, dated June 5, 2006.
      On October 22, 1999, Onyx’s board declared a dividend of one Right for each outstanding Share. The dividend was paid on November 9, 1999 to Onyx’s shareholders of record on that date. In addition, Onyx’s board authorized the issuance of Right for each additional Share that becomes outstanding between November 9, 1999 and the earliest of:

•	The distribution date, which is the earlier of: (1) the close of business on the tenth business day after a public announcement that a person has acquired beneficial ownership of 15% or more of Onyx’s outstanding Shares and (2) a date that Onyx’s board designates following the commencement of, or first public disclosure of an intent to commence, a tender or exchange offer for outstanding Shares, which could result in the offeror’s becoming the beneficial owner of 15% or more of Onyx’s outstanding Shares;

•	The date on which the Rights expire, November 9, 2009; and

•	The date, if any, on which Onyx redeems the Rights.

      Under the Rights Agreement as initially entered into, each Right entitled its registered holder to purchase from the Company one — hundredth of a share of the Company’s Series A Participating Cumulative Preferred Stock, at a price of $120 per one one-hundredth of a preferred share. Following the Company’s two-for-one stock split of its common stock effective on March 2, 2000, and its one-for-four reverse stock split of its common stock effective on July 25, 2003, each Right entitled its holder to purchase from the Company one-hundredth of a share of the Company’s Series A Participating Cumulative Preferred Stock, at a price of $240 per one one-hundredth of a preferred share, subject to further adjustment as provided below.
      Until the distribution date, the Rights will be evidenced by the certificates for the Shares registered in the names of the holders, rather than by separate certificates. Therefore, until the distribution date, or earlier redemption or expiration of the Rights, the Rights will be transferred with and only with the Shares.
      As soon as possible after the distribution date, separate certificates evidencing the Right will be mailed to holders of record of the Shares as of the close of business on the distribution date and to each initial record holder of certain Shares originally issued after the distribution date. These separate certificates alone will evidence the Rights from that time forward.
      The Rights are not exercisable until the distribution date and will expire on November 9, 2009, unless Onyx redeems or exchanges them prior to expiration, as described below.
      To preserve the economic value of the Rights, the number of preferred shares or other securities issuable upon exercise of a Right, the purchase price, the redemption price and the number of Rights associated with each outstanding Share are all subject to adjustment by Onyx’s board. It may make adjustments in the event of any change in the common or preferred shares, including, for example, changes associated with stock dividends or stock splits, recapitalization, mergers or consolidations, split-ups, split-offs or spin-offs, or distributions of cash, assets, options, warrants, indebtedness or subscription rights to holders of common or preferred shares.
      If a person acquires beneficial ownership of 15% or more of Onyx’s outstanding Shares, the Rights will entitle each right holder, other than a beneficial owner of 15% or more of Onyx’s outstanding Shares, or any affiliate or associate of that person, to purchase, for the purchase price, the number of Shares that at the time of the transaction would have a market value of twice the purchase price.
      Any Rights that are at any time beneficially owned by an owner of 15% or more of Onyx’s outstanding Shares, or any affiliate or associate of that person, will be null and void and nontransferable. Furthermore, any holder of any Rights who beneficially owns more than 15% of Onyx’s Shares, any affiliate or associate of that person, or any purported transferee or subsequent holder, will be unable to exercise or transfer their Rights.
      After a person becomes the beneficial owner of 15% or more of Onyx’s outstanding Shares, Onyx’s board may elect to exchange each Right, other than those that have become null and void and nontransferable as described above, for Shares, without payment of the purchase price. The exchange rate in this situation would be one-half of the number of Shares that would otherwise be issuable at that time upon the exercise of one Right.

      Each of the following events would entitle each holder of a Right to purchase, for the purchase price, that number of shares of common stock of another publicly traded corporation which at the time of the event would have a market value of twice the purchase price:

•	the acquisition of Onyx in a merger by that publicly traded corporation;

•	a business combination between Onyx and that publicly traded corporation; or

•	the sale, lease, exchange or transfer of 50% or more of Onyx’s assets or assets accounting for 50% or more of Onyx’s net income or revenues, in one or more transactions, to that publicly traded corporation.
      If any one of these events involved an entity that is not publicly traded, each holder of a Right would be entitled to certain other rights.
      At any time prior to any person’s acquiring beneficial ownership of 15% or more of Onyx’s outstanding Shares, Onyx’s board may redeem the Rights in whole, but not in part. The redemption price of $0.01 per Right, subject to adjustment as provided in the Rights Agreement, may be in cash, shares of common stock or other Onyx securities deemed by the board to be at least equivalent in value.
      At any time prior to the distribution date, Onyx may, without the approval of any holder of the Rights, supplement or amend any provision of the Rights Agreement, including the date on which the distribution date would occur, the time during which the Rights may be redeemed and the terms of the preferred shares.
      The preferred shares issuable upon exercise of the Rights have the following characteristics:

•	they are not redeemable;

•	the holders of preferred shares will be entitled to a preferential quarterly dividend payment equal to the greater of (a) $0.01 per share and (b) 100 times the dividend declared per common share, if any;

•	the holders of preferred shares will be entitled to a preferential payment per share of all accrued and unpaid dividends and distributions per share, plus 100 times the distribution to be made per Share in the event of Onyx’s voluntary or involuntary dissolution, liquidation or winding up;

•	the holders of preferred shares will be entitled to 100 votes per share, voting together with the Shares; and

•	the holders of preferred shares will be entitled to receive, per share, 100 times the amount received per Share, in the event of any merger, business combination, consolidation or other transaction in which the Shares are exchanged.
      Because of the nature of the preferred shares’ dividend, liquidation and voting rights, the value of the one one-hundredth interest in a preferred share issuable upon exercise of each Right should approximate the value of one Share. Customary antidilution provisions are designed to protect that relationship in the event of certain changes in the common and preferred shares.
      Onyx may, but is not required to, issue fractional shares that are an integral multiple of one one-hundredth of a preferred share upon the exercise of Rights. In lieu of fractional shares, Onyx may utilize a depository arrangement as provided by the terms of the preferred shares. In the case of fractions other than one one-hundredth of a preferred share or integral multiples thereof, Onyx may make a cash payment based on the market price of such shares. Until a Right is exercised, the holder of such right will have no rights as an Onyx shareholder, including the right to vote or receive dividends.
      The Offer is conditioned upon, among other things, the Onyx board’s amending the Rights Agreement to make the provisions thereof inapplicable to the Shares acquired by Offeror.
      In connection with the execution and delivery of the M2M Merger Agreement, the Company and Mellon Investor Services LLC entered into an amendment of the Rights Agreement. The amendment made the provisions of the Rights Agreement inapplicable to the proposed merger with M2M.

      The Company’s board of directors has not taken any action to cause the distribution date under the Rights Plan to occur but reserves the right to do so. The board of directors has not taken any action to amend the Rights Agreement so that it will not apply to the Offer.

Item 9.	Exhibits.

Exhibit
No.	Document

(a)(1)	Press release issued by Onyx on July 17, 2006

(a)(2)	Cover letter to shareholders

(a)(3)	Onyx’s Definitive Proxy Statement on Schedule 14A relating to the Special Meeting of Shareholders to consider Onyx’s proposed merger with M2M Holdings, Inc. (filed with the SEC on June 29, 2006 and incorporated by reference)

(e)(1)	Excerpts from Onyx’s Definitive Proxy Statement on Schedule 14A filed April 28, 2006 relating to the Onyx 2006 Annual Meeting of Shareholders

(e)(2)	Excerpts from Onyx’s Definitive Proxy Statement on Schedule 14A relating to the Special Meeting of Shareholders to consider Onyx’s proposed merger with M2M Holdings, Inc.

(e)(3)	Employment Agreement dated June 7, 2004 between Onyx and Janice Anderson (incorporated by reference to exhibit 10.1 to Onyx’s Current Report on Form 8-K filed June 9, 2004)

(e)(4)	First Amendment to Employment Agreement dated January 20, 2005 between Onyx and Janice Anderson (incorporated by reference to exhibit 10.1 to Onyx’s Current Report on Form 8-K filed January 26, 2005)

(e)(5)	Second Amendment to Employment Agreement dated July 11, 2005 between Onyx and Janice Anderson (incorporated by reference to exhibit 10.1 to Onyx’s Current Report on Form 8-K filed July 14, 2005)

(e)(6)	Third Amendment to Employment Agreement made and entered into as of March 15, 2006 between Onyx and Janice P. Anderson (incorporated by reference to exhibit 10.2 to Onyx’s Current Report on Form 8-K filed March 17, 2006)

(e)(7)	Stock Option Agreement dated June 7, 2004 between Onyx and Janice Anderson (incorporated by reference to exhibit 10.2 to Onyx’s Current Report on Form 8-K filed June 9, 2004)

(e)(8)	Stock Option Agreement dated June 7, 2004 between Onyx and Janice Anderson (incorporated by reference to exhibit 10.3 to Onyx’s Current Report on Form 8-K filed June 9, 2004)

(e)(9)	Stock Option Agreement dated June 7, 2004 between Onyx and Janice Anderson (incorporated by reference to exhibit 10.4 to Onyx’s Current Report on Form 8-K filed June 9, 2004)

(e)(10)	Stock Option Agreement dated June 7, 2004 between Onyx and Janice Anderson (incorporated by reference to exhibit 10.5 to Onyx’s Current Report on Form 8-K filed June 9, 2004)

(e)(11)	Stock Option Agreement dated January 20, 2005 between Onyx and Janice Anderson (incorporated by reference to exhibit 10.2 to Onyx’s Current Report on Form 8-K filed January 26, 2005)

(e)(12)	Stock Award Agreement dated March 15, 2006 between Onyx and Janice P. Anderson (incorporated by reference to exhibit 10.3 to Onyx’s Current Report on Form 8-K filed March 17, 2006)

(e)(13)	Employment Agreement dated September 20, 2004 between Onyx and Jack Denault (incorporated by reference to exhibit 10.1 to Onyx’s Current Report on Form 8-K filed November 1, 2004)

(e)(14)	Employment Agreement dated March 16, 2005 between Onyx and Robert J. Chamberlain (incorporated by reference to exhibit 10.1 to Onyx’s Current Report on Form 8-K filed March 16, 2005)

(e)(15)	1998 Stock Incentive Compensation Plan as amended and restated on March 21, 2003 (incorporated by reference to exhibit 10.5 to Onyx’s Annual Report on Form 10-K for the year ended December 31, 2003)

(e)(16)	Rights Agreement dated October 25, 1999 between Onyx and ChaseMellon Shareholder Services LLC, as Rights Agent (incorporated by reference to exhibit 2.1 to Onyx’s Registration Statement on Form 8-A12G filed October 28, 1999)

(e)(17)	Amendment No. 1 to Rights Agreement dated March 5, 2003 between Onyx and Mellon Investor Services LLC (incorporated by reference to exhibit 4.1 to Onyx’s Annual Report on Form 10-K for the year ended December 31, 2002)

(e)(18)	Amendment No. 2 to Rights Agreement dated June 5, 2006 between the Onyx and Mellon Investor Services LLC (incorporated by reference to exhibit 10.2 to Onyx’s Current Report on Form 8-K filed June 6, 2006)

Exhibit
No.	Document

(e)(19)	Support Agreement dated June 5, 2006 among the shareholders listed on the signature pages thereto, Onyx and M2M Holdings, Inc. (incorporated by reference to exhibit 10.1 to Onyx’s Current Report on Form 8-K filed June 6, 2006)

(g)	Inapplicable

SIGNATURE
      After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

ONYX SOFTWARE CORPORATION

By:	/s/ Janice P. Anderson

Janice P. Anderson
Chief Executive Officer and
Chairman of the Board
Date: July 17, 2006

EXHIBIT INDEX

Exhibit
No.	Document

(a)(1)	Press release issued by Onyx on July 17, 2006

(a)(2)	Cover letter to shareholders

(a)(3)	Onyx’s Definitive Proxy Statement on Schedule 14A relating to the Special Meeting of Shareholders to consider Onyx’s proposed merger with M2M Holdings, Inc. (filed with the SEC on June 29, 2006 and incorporated by reference)

(e)(1)	Excerpts from Onyx’s Definitive Proxy Statement on Schedule 14A filed April 28, 2006 relating to the Onyx 2006 Annual Meeting of Shareholders

(e)(2)	Excerpts from Onyx’s Definitive Proxy Statement on Schedule 14A relating to the Special Meeting of Shareholders to consider Onyx’s proposed merger with M2M Holdings, Inc.

(e)(3)	Employment Agreement dated June 7, 2004 between Onyx and Janice Anderson (incorporated by reference to exhibit 10.1 to Onyx’s Current Report on Form 8-K filed June 9, 2004)

(e)(4)	First Amendment to Employment Agreement dated January 20, 2005 between Onyx and Janice Anderson (incorporated by reference to exhibit 10.1 to Onyx’s Current Report on Form 8-K filed January 26, 2005)

(e)(5)	Second Amendment to Employment Agreement dated July 11, 2005 between Onyx and Janice Anderson (incorporated by reference to exhibit 10.1 to Onyx’s Current Report on Form 8-K filed July 14, 2005)

(e)(6)	Third Amendment to Employment Agreement made and entered into as of March 15, 2006 between Onyx and Janice P. Anderson (incorporated by reference to exhibit 10.2 to Onyx’s Current Report on Form 8-K filed March 17, 2006)

(e)(7)	Stock Option Agreement dated June 7, 2004 between Onyx and Janice Anderson (incorporated by reference to exhibit 10.2 to Onyx’s Current Report on Form 8-K filed June 9, 2004)

(e)(8)	Stock Option Agreement dated June 7, 2004 between Onyx and Janice Anderson (incorporated by reference to exhibit 10.3 to Onyx’s Current Report on Form 8-K filed June 9, 2004)

(e)(9)	Stock Option Agreement dated June 7, 2004 between Onyx and Janice Anderson (incorporated by reference to exhibit 10.4 to Onyx’s Current Report on Form 8-K filed June 9, 2004)

(e)(10)	Stock Option Agreement dated June 7, 2004 between Onyx and Janice Anderson (incorporated by reference to exhibit 10.5 to Onyx’s Current Report on Form 8-K filed June 9, 2004)

(e)(11)	Stock Option Agreement dated January 20, 2005 between Onyx and Janice Anderson (incorporated by reference to exhibit 10.2 to Onyx’s Current Report on Form 8-K filed January 26, 2005)

(e)(12)	Stock Award Agreement dated March 15, 2006 between Onyx and Janice P. Anderson (incorporated by reference to exhibit 10.3 to Onyx’s Current Report on Form 8-K filed March 17, 2006)

(e)(13)	Employment Agreement dated September 20, 2004 between Onyx and Jack Denault (incorporated by reference to exhibit 10.1 to Onyx’s Current Report on Form 8-K filed November 1, 2004)

(e)(14)	Employment Agreement dated March 16, 2005 between Onyx and Robert J. Chamberlain (incorporated by reference to exhibit 10.1 to Onyx’s Current Report on Form 8-K filed March 16, 2005)

(e)(15)	1998 Stock Incentive Compensation Plan as amended and restated on March 21, 2003 (incorporated by reference to exhibit 10.5 to Onyx’s Annual Report on Form 10-K for the year ended December 31, 2003)

(e)(16)	Rights Agreement dated October 25, 1999 between Onyx and ChaseMellon Shareholder Services LLC, as Rights Agent (incorporated by reference to exhibit 2.1 to Onyx’s Registration Statement on Form 8-A12G filed October 28, 1999)

(e)(17)	Amendment No. 1 to Rights Agreement dated March 5, 2003 between Onyx and Mellon Investor Services LLC (incorporated by reference to exhibit 4.1 to Onyx’s Annual Report on Form 10-K for the year ended December 31, 2002)

(e)(18)	Amendment No. 2 to Rights Agreement dated June 5, 2006 between the Onyx and Mellon Investor Services LLC (incorporated by reference to exhibit 10.2 to Onyx’s Current Report on Form 8-K filed June 6, 2006)

(e)(19)	Support Agreement dated June 5, 2006 among the shareholders listed on the signature pages thereto, Onyx and M2M Holdings, Inc. (incorporated by reference to exhibit 10.1 to Onyx’s Current Report on Form 8-K filed June 6, 2006)

(g)	Inapplicable

Exhibit a(1)

 Press Release

Investor Contact:	Press Contact:
Rosemary Moothart Director of Investor Relations +1-425-519-4068 rosemarym@onyx.com	Robert Craig Director of Public Relations +1-617-314-6846 pr@onyx.com
Onyx Rejects CDC’s Unsolicited Tender Offer and Reaffirms M2M Transaction
BELLEVUE, Wash. – July 17, 2006 – Onyx Software Corporation (NASDAQ: ONXS) today announced that its board of directors voted to recommend that shareholders reject CDC Corporation’s unsolicited offer to purchase all of the outstanding shares of Onyx for $5.00 per share in cash. After careful consideration, including a detailed review of the terms and conditions of the Offer with Onyx’s financial and legal advisors, the board determined at a meeting on July 15, 2006 that the uncertainties inherent in the Offer represent a substantial threat to shareholder value that is not offset by the small premium reflected by the CDC offer price.
In making its recommendation, the board of directors consulted with management and its financial and legal advisors, and took into account numerous factors, including, but not limited to, the following:
•	Consummation of the Offer Is Highly Uncertain, as the Offer Is Subject to Extensive Conditions to Be Applied in CDC’s Sole Discretion. The Offer includes numerous conditions, including, among others, a no adverse change condition that is drafted in broad and very general terms and can be applied in CDC’s sole discretion. By contrast, the definition of “Company Material Adverse Effect” under the M2M Merger Agreement is substantially more specific and limited, and the interpretation of this definition is not within M2M’s sole discretion. As a result, consummation of the CDC Offer is much less certain than consummation of the M2M transaction, which is currently scheduled to close on August 1, 2006.
•	It is Unclear Whether CDC Has Available Cash or Sufficient Liquidity to Consummate the Offer. CDC states, without detail or explanation, that it has sufficient cash on hand to consummate the Offer and pay the associated expenses. This statement, however, appears to directly contradict CDC’s own disclosures in its annual report on Form 20-F, filed with the Securities and Exchange Commission (SEC) on June 21, 2006, in which CDC states that it has limited ability to transfer or move its cash out of China or to use its cash for the benefit of CDC Corporation or its subsidiaries, such as the Offeror under the tender offer.
•	CDC’s Recent Market Trading Activity in Onyx Common Stock Causes Onyx to Question CDC’s Intention to Consummate a Merger. CDC disclosed in the Schedule TO that, beginning on June 7, 2006 and continuing through June 21, 2006, it sold 223,200 shares of Onyx common stock in 16 separate transactions at prices ranging from $4.68 to $4.80, all of which are below the $5.00 price stated in the Offer and the $4.85 price reflected in its earlier announcement on June 20, 2006. Six of these sales, for a total of 56,000 shares, took place after CDC’s public announcement on June 20, 2006 that it desired to purchase Onyx for a consideration of $4.85 per share in cash or $5.00 per share in cash and CDC stock. Selling Onyx common stock at prices lower than the price to be paid by CDC through its purported Offer, particularly when combined with CDC’s past inconsistent and nonresponsive statements and behavior with respect to Onyx, as detailed above, is inconsistent with the stated intention to acquire Onyx at $5.00 per share.

•	The Regulatory Clearances Needed to Consummate the Merger Are Uncertain and May Not Be Obtainable in a Timely Fashion. Consummation of any transaction with CDC would require expiration or termination of applicable waiting periods under the HSR Act. As of the date of this press release, to Onyx’s knowledge, CDC had not yet made any filing under the HSR Act. In addition, CDC does not specify in the Schedule TO the regulatory clearances that would be required from jurisdictions outside the United States in order to complete the transaction. As a result, the time period for satisfaction of any regulatory conditions is uncertain. In addition, the ability to obtain such regulatory clearances is not assured.
•	The Availability of Meaningful Remedies Against CDC for a Breach of Contract Is Uncertain. The Offeror is a shell company owned by CDC, a Cayman Islands company with a substantial portion of its assets outside the United States and a majority of its directors and officers being nationals and/or residents of countries other than the United States. CDC itself states in its annual report on Form 20-F, filed with the SEC on June 21, 2006, that U.S. persons may have limited ability to enforce civil liabilities against CDC.
•	There Is No Certainty That Any Discussions With CDC Would Result in a Signed Acquisition Agreement. Although CDC has stated an interest in a negotiated transaction, CDC has not stated any proposed timeline under which it would be able to execute a negotiated transaction. CDC also has not expressed any willingness to enter into a definitive merger agreement on terms substantially similar to, or more favorable to Onyx than, those reflected in the M2M Merger Agreement, which has been publicly available since June 6, 2006. Nor has CDC stated that it would enter into a confidentiality agreement with Onyx on terms that are no less favorable to Onyx than the confidentiality agreement Onyx has with M2M, which is required under the terms of the M2M Merger Agreement before Onyx could enter into discussions with CDC.
•	There Is No Guarantee That CDC Will Be Offering the Same Price at the End of an Indeterminate Negotiation and Due Diligence Process Involved in a Negotiated Transaction. There is no guarantee that CDC will be offering the same price at the end of the indeterminate negotiation period that it proposes. In the event that Onyx shareholders do not approve the M2M merger at the special meeting on August 1, 2006 (or any adjournment thereof), M2M would have the right to terminate the M2M Merger Agreement. Any termination of the M2M Merger Agreement could materially adversely affect the price of Onyx common stock, which could lead CDC to reduce the price of the Offer.
•	There Is No Certainty That a Negotiated Transaction With CDC Could Be Consummated in a Timely Fashion. Although CDC publicly announced its intention to launch the Offer on June 30, 2006, it did not actually commence the Offer until 12 days later on July 12, 2006, notwithstanding the pending special meeting to consider the M2M merger scheduled for August 1, 2006. In addition, as of the date of this release, to Onyx’s knowledge, CDC had not yet completed any filing under the HSR Act, which would be necessary to consummate any transaction with CDC. These delays, combined with CDC’s previous behavior, suggests that CDC may be unable or unwilling to move quickly to consummate a transaction with Onyx in a timely fashion.
The Onyx board also determined that, in light of the $5.00 per share purchase price in the conditional Offer from CDC and CDC’s stated willingness to negotiate with Onyx toward a binding definitive agreement, the board’s fiduciary obligations to Onyx shareholders require that it attempt to engage with CDC, consistent with the restrictions under the M2M Merger Agreement. Accordingly, the board made the requisite determination under the M2M Merger Agreement to engage in discussions with CDC.
In the meantime, Onyx continues to believe that the $4.80 cash per share to be paid to Onyx shareholders pursuant to the definitive merger agreement with M2M represents a superior transaction for Onyx shareholders, when compared with the highly contingent tender offer made by

CDC. Absent further developments resulting from discussions with CDC, Onyx intends to continue to work to close the transaction promptly following the special meeting on August 1, 2006.
Additional Information About the Proposed Transaction and Where to Find It
In connection with the proposed transaction, on June 29, 2006, Onyx filed a definitive proxy statement with the Securities and Exchange Commission, or SEC and on July 17, 2006, Onyx filed a Schedule 14d-9 recommendation statement with the SEC. Investors and security holders are advised to read the definitive proxy statement, the Schedule 14d-9 recommendation statement and any other relevant documents filed with the SEC because they contain important information about the proposed transaction with M2M, the CDC tender offer and Onyx. Investors and security holders may obtain a free copy of the definitive proxy statement, the Schedule 14d-9 recommendation statement and other documents filed by Onyx from the SEC Web site at www.sec.gov.
Onyx’s directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Onyx in connection with the proposed transaction with M2M. A description of certain of the interests of directors and executive officers of Onyx is set forth in the definitive proxy statement.
###
Onyx is a registered trademark of Onyx Software Corporation in the United States and other countries. Other product or service names mentioned herein are the trademarks of their respective owners.

Exhibit (a)(2)
July 17, 2006
Dear Shareholders:
     I am writing to you at a critical juncture in the history of Onyx Software Corporation. As you know, the Onyx board of directors has unanimously approved a merger in which Onyx would become a wholly owned subsidiary of M2M Holdings, Inc. and holders of Onyx common stock would receive $4.80 for each share of Onyx common stock they own. On June 29, 2006, we mailed to you proxy materials related to a special meeting of shareholders for the purpose, among others, of approving the M2M merger agreement. The special meeting of shareholders to approve the M2M merger agreement will be held on August 1, 2006, at 10:00 a.m. local time, at Onyx’s corporate headquarters located at 1100 112th Avenue NE, Suite 100, Bellevue, Washington 98004.
     As most of you are aware, on July 12, 2006, CDC Corporation launched an unsolicited tender offer for all outstanding shares of Onyx common stock at $5.00 per share in cash, subject to the terms and conditions contained in CDC’s tender offer documents. On receipt of the formal tender offer, the Board met to discuss and review the offer consistent with its legal obligations. Today, after careful consideration, we are unanimously rejecting CDC’s highly conditional offer as it is not in the best interests of Onyx or its shareholders.
     The board has determined that the uncertainties inherent in the CDC offer represent a substantial threat to shareholder value, which is not offset by the small premium reflected by the CDC offer price. The board further determined that CDC’s ability and willingness to consummate the offer and pay the stated offer price is uncertain and that the unsolicited and hostile nature of the offer, combined with CDC’s inconsistent actions, including its recent sales of Onyx common stock at prices below the $5.00 offer price, may only be designed to disrupt the Company’s existing transaction with M2M and its business, at significant cost to the Company and its shareholders.
     Accordingly, the board of directors recommends that you reject the CDC offer and not tender your shares.
     The board also determined that, in light of the $5.00 per share offer price in the conditional offer from CDC and CDC’s stated willingness to negotiate with Onyx toward a binding definitive agreement, the board’s fiduciary obligations to the Onyx shareholders required that it attempt to engage with CDC, consistent with the restrictions under the M2M merger agreement. Accordingly, the board made the requisite determination under the M2M merger agreement to engage in discussions with CDC.
     The board recommends that, even if you do not vote with respect to the M2M merger agreement at this time, that you vote “FOR” the proposal to transact any other business properly presented at the special meeting and any adjournment or postponement of the special meeting, including considering any procedural matter incident to the conduct of the special meeting, such as adjournment or postponement of the special meeting for the purpose of soliciting additional proxies in favor of the merger with M2M. The ability to adjourn the special meeting will give the board of directors of Onyx flexibility to preserve the existing transaction with M2M should the vote not be obtained by August 1, 2006 and no alternative transaction with CDC has been reached.
     The enclosed Solicitation/Recommendation Statement on Schedule 14D-9 contains a detailed description of the reasons for your board of directors’ recommendation and the factors considered by the board. We urge you to read the Solicitation/ Recommendation Statement carefully so that you will be fully informed before you make your decision.

     We also have enclosed for your convenience an additional proxy card with respect to the matters to be considered at the special meeting. Please read the proxy statement previously mailed to you and the enclosed Solicitation/Recommendation Statement on Schedule 14D-9 and mark, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope, or complete a proxy by telephone or via the Internet, to ensure that your vote is counted. If you have questions or need assistance, please call The Altman Group, Inc. at 1-800-581-5607. We greatly appreciate your continued support and remain committed to maximize shareholder value. Thank you.

Sincerely,
/s/ Janice Anderson
Janice P. Anderson
Chairman and Chief Executive Officer

Exhibit (e)(1)
EXCERPTS FROM DEFINITIVE PROXY STATEMENT DATED MAY 10, 2006 (FILED WITH
THE SEC ON APRIL 28, 2006) RELATING TO THE 2006 ANNUAL MEETING OF
SHAREHOLDERS OF ONYX SOFTWARE CORPORATION
Compensation of Directors
     On July 29, 2005, our board of directors adopted the following compensation structure for all incoming non-employee directors. Each non-employee director who is initially appointed or elected to the board of directors will automatically receive an initial option grant to purchase 45,000 shares of our common stock. Each option grant will vest quarterly over a three-year period and have an exercise price equal to the fair market value of our common stock on the date of grant. In addition, immediately following each year’s annual meeting of shareholders, each continuing director, provided that he or she has served as a director for minimum of six months prior to the date of the shareholder meeting, will automatically receive an additional option grant to purchase 25,000 shares of our common stock. These option grants will vest quarterly over a one-year period and have an exercise price equal to the fair market value of our common stock on the date of grant.
     Non-employee directors are also entitled to receive an annual fee of $15,000 for serving as a member of the board of directors, an annual fee of $5,000 for serving as a member of the audit committee and an annual fee of $2,500 for serving as a member of the compensation committee and the nominating and corporate governance committee. For 2006, our lead director will also receive a fee of $7,500. In addition, non-employee directors are entitled to receive $1,500 for each board of directors meeting that they attend in person, $500 for each board meeting that they attend by telephone, $500 for each committee meeting that they attend in person and $250 for each committee meeting that they attend by telephone. Directors are also reimbursed for reasonable expenses they incur in attending meetings of the board of directors and its committees.
     On April 6, 2005, each of Ms. Dial and Messrs. Elmore and Santell received an option to purchase 2,500 shares of our common stock. Each of these grants vests 20% annually over a five-year period and has an exercise price equal to the fair market value of our common stock on the date of the grant. These grants were part of an automatic annual grant originally made to these directors in 2001, the final grant of which occurred on April 6, 2006.
     On August 8, 2005, we granted each of Messrs. Elmore, Porter, Santell and Tarkoff, along with Ms. Dial, an option to purchase 25,000 shares of common stock, which option vests quarterly over a one-year period and has an exercise price equal to the fair market value of our common stock on the date of the grant. On August 8, 2005, we also granted Mr. Tarkoff and Ms. Dial an additional option to purchase 10,000 shares of common stock, which option vests quarterly over a one-year period and has an exercise price equal to the fair market value of our common stock on the date of the grant. On December 2, 2005, upon joining the board of directors, Mr. Boesenberg was granted an initial option to purchase 45,000 shares of our common stock under the terms for initial option grants for new non-employee directors described above.
Security Ownership of Certain Beneficial Owners and Management
     The following table sets forth, as of April 1, 2006, certain information regarding the beneficial ownership of:
•	each person known by us to own beneficially 5% or more of our outstanding voting securities, based on publicly available information;

•	each of the named executive officers for whom information is provided under “Executive Compensation” in this proxy statement;

•	each of our directors; and

•	all of our directors and executive officers as a group.
     On April 1, 2006, we had 18,473,405 shares of common stock outstanding. To our knowledge, the beneficial owners listed below have sole voting and investment power with respect to the shares shown as beneficially owned as of that date, except for Loeb Arbitrage Fund and affiliates, with respect to which the information in this table is as of March 30, 2006, Diker GP, LLC and affiliates, and Austin W. Marxe and David M. Greenhouse, with respect to which the information in this table is as of December 31, 2005. Under SEC rules, beneficial ownership includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of common stock subject to options exercisable currently or within 60 days are deemed outstanding for purposes of computing the percentage ownership of the person holding the option, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

	Number of Shares
Name and Address of Beneficial Owners(1)	Beneficially Owned	Percentage
Executive Officers
Janice P. Anderson(2)	369,373	2.0%
Robert J. Chamberlain(3)	115,150	*
John S. Denault(4)	89,937	*
Mary A. Reeder(5)	247,858	1.3
Brian C. Henry	—	—
Mark P. Mader	—	—
Other Directors
Charles M. Boesenberg(6)	3,750	*
Teresa A. Dial(7)	468,112	2.5
William B. Elmore(8)	2,615,615	14.1
William Porter(6)	43,750	*
Daniel R. Santell(6)	85,468	*
Robert M. Tarkoff(9)	144,775	*
All directors and executive officers as a group (10 persons)(10)	4,183,788	22.6
Other Principal Shareholders
Loeb Arbitrage Fund and affiliates(11)	1,653,341	9.0
Diker GP, LLC and affiliates(12)	1,636,901	8.9
Austin W. Marxe and David M. Greenhouse(13)	2,060,152	11.2

*	Less than 1% of the outstanding shares of common stock.

(1)	The address for Loeb Arbitrage Fund and affiliates is c/o Loeb Partners Corporation, 61 Broadway, New York, NY 10006. The address for Diker GP, LLC and affiliates is 745 Fifth Avenue, Suite 1409, New York, NY 10151. The address for Messrs. Marxe and Greenhouse is 527 Madison Avenue, Suite 2600, New York, NY 10022.

(2)	Includes 308,540 shares subject to options exercisable currently or within 60 days of April 1, 2006.

(3)	Includes 43,750 shares subject to options exercisable currently or within 60 days of April 1, 2006 and 400 shares of common stock held by Mr. Chamberlain’s minor son, of which shares he disclaims beneficial ownership.

(4)	Includes 68,937 shares subject to options exercisable currently or within 60 days of April 1, 2006.

(5)	Includes 223,746 shares subject to options exercisable currently or within 60 days of April 1, 2006.

(6)	Represents shares subject to options exercisable currently or within 60 days of April 1, 2006.

(7)	Includes 92,968 shares subject to options exercisable currently or within 60 days of April 1, 2006.

(8)	Includes 3,095 shares held by Foundation Capital Entrepreneurs Fund L.L.C., which is affiliated with Foundation Capital Management, L.L.C. Mr. Elmore is a member of Foundation Capital Management, L.L.C., and disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest arising from his interest in Foundation Capital Management, L.L.C. Also includes 176,713 shares held by the Elmore Family Trust, of which Mr. Elmore is trustee, 2,350,399 shares held by Elmore Family Investments, L.P., of which Mr. Elmore is general partner, and 85,468 shares subject to options exercisable currently or within 60 days of April 1, 2006.

(9)	Represents 93,525 shares held by a family trust, of which Mr. Tarkoff is trustee, and 51,250 shares subject to options exercisable currently or within 60 days of April 1, 2006.

(10)	Includes 1,032,627 shares subject to options exercisable currently or within 60 days of April 1, 2006.

(11)	The information in this table for Loeb Arbitrage Fund and affiliates, or Loeb, is based solely on a Schedule 13D filed by Loeb with the SEC regarding its beneficial ownership of our common stock on March 30, 2006.

(12)	The information in this table for Diker GP, LLC and affiliates, or the Diker Group, is based solely on a Schedule 13G/ A filed by the Diker Group with the SEC regarding its beneficial ownership of our common stock on December 31, 2005.

(13)	The information in this table for Austin W. Marxe and David M. Greenhouse is based solely on a Schedule 13G/ A filed by Messrs. Marxe and Greenhouse with the SEC regarding their beneficial ownership of our common stock on December 31, 2005.
Executive Compensation - Compensation Summary
     The following table sets forth the annual compensation earned by and stock options granted to our Chief Executive Officer and the three other most highly compensated executive officers whose salary and bonus for the fiscal year ended December 31, 2005 exceeded $100,000, and two additional individuals for whom information would have been reported but for the fact that such persons were not serving as executive officers at the end of fiscal 2005.
Summary Compensation Table

					Long-Term
					Compensation
					Awards
		Annual Compensation			Securities
					Underlying	All Other
Name and Principal Position	Year	Salary ($)	Bonus ($)		Options (#)	Compensation ($)
Janice P. Anderson(1)	2005	$350,000	$163,232		135,000	$105,372	(2)
President and Chief Executive	2004	199,007	85,000		600,000	203,134	(3)
Officer
Robert J. Chamberlain(4)	2005	193,270	18,581		150,000	—
Chief Financial Officer
John S. Denault(5)	2005	225,000	140,170	(6)	15,000	—
Senior Vice President of the	2004	52,933	70,000	(7)	138,000	—
Americas
Mary A. Reeder	2005	191,667	26,377		—	—
Senior Vice President of Research	2004	175,500	4,500		125,000	—
and Development	2003	171,750	—		37,500	—
Brian C. Henry(8)	2005	101,042	—		—	—
Former Executive Vice President	2004	316,876	—		187,500	—
and Chief Financial Officer	2003	310,105	—		87,500	—
Mark P. Mader(9)	2005	180,193	36,083		—	—
Former Senior Vice President of	2004	185,376	17,147		150,000	—
Global Services	2003	175,928	23,650		58,500	—

(1)	Ms. Anderson joined Onyx on June 7, 2004. Her 2004 compensation reflects a partial year of service.

(2)	Consists of (a) excess life insurance premiums of $1,644 and (b) expenses of $103,728 paid to Ms. Anderson pursuant to her employment agreement dated June 7, 2004 in connection with her relocation to the Bellevue, Washington area.

(3)	Consists of (a) excess life insurance premiums of $977 and (b) expenses of $202,157 paid to Ms. Anderson pursuant to her employment agreement dated June 7, 2004 in connection with her relocation to the Bellevue, Washington area.

(4)	Mr. Chamberlain joined Onyx on March 24, 2005. His compensation for 2005 represents a partial year of service.

(5)	Mr. Denault joined Onyx on October 7, 2004. His compensation for 2004 represents a partial year of service.

(6)	Includes commissions earned in 2005.

(7)	Represents a signing bonus paid to Mr. Denault upon commencement of his employment.

(8)	Mr. Henry resigned as Executive Vice President and Chief Financial Officer of Onyx effective March 24, 2005. His 2005 compensation represents a partial year of service.

(9)	Mr. Mader resigned as Senior Vice President of Global Services on November 11, 2005. His 2005 compensation represents a partial year of service.
Executive Compensation — Option Grants
     During fiscal 2005, we granted options to purchase a total of 1,110,490 shares of common stock to our employees, including the individuals listed in the Summary Compensation Table. This number does not include options to purchase 197,500 shares of common stock that we granted to our non-employee directors during 2005. No stock appreciation rights were granted during fiscal 2005. These options were granted at exercise prices equal to the fair market value of our common stock on the date of grant.
     The following table sets forth certain information with respect to stock options granted to each of the individuals listed in the Summary Compensation Table in fiscal 2005. In accordance with SEC rules, the “potential realizable values” provided in the following table are:
•	net of exercise price before taxes;

•	based on the assumption that our common stock appreciates at the annual rates shown, compounded annually, from the date of grant until the expiration of the term; and

•	based on the assumption that the option is exercised at the exercise price and sold on the last day of its term at the appreciated price.
     These numbers are calculated based on SEC requirements and do not reflect our projection or estimate of future stock price growth. Actual gains, if any, on stock option exercises will depend on the future performance of our common stock.

Option Grants in Fiscal 2005

Individual Grants
Percent of
		Total			Potential Realizable
		Options			Value at Assumed
	Number of	Granted			Annual Rates of Stock
	Securities	to			Price Appreciation for
	Underlying	Employees	Exercise		Option Term
	Options	in Fiscal	Price	Expiration
Name	Granted	Year	($/share)	Date	5%	10%
Janice P. Anderson	135,000 (1)	12.2%	$3.37	1/20/15	$285,691	$723,997
Robert J. Chamberlain	150,000 (2)	13.5%	$2.61	3/28/15	$246,212	$623,950
John S. Denault	15,000 (1)	1.4%	$4.05	6/3/15	$38,158	$96,700
Mary A. Reeder	—	—	—	—	—	—
Brian C. Henry	—	—	—	—	—	—
Mark P. Mader	—	—	—	—	—	—

(1)	Such options vest and become exercisable as to approximately 2% of the shares each month, commencing one month from the date of grant.

(2)	Such options vest and become exercisable as to 25% of the shares on March 24, 2006 and an additional approximately 2% monthly after such date.
Executive Compensation — Option Exercises in 2005 and Fiscal Year-End Option Values
     The following table presents information regarding options that were exercised by the individuals listed in the Summary Compensation Table in 2005, options held by such individuals and the value of those options as of December 31, 2005. The value of in-the-money options is based on the closing price on December 31, 2005 of $4.24 per share, net of the option exercise price.
Aggregated Option Exercises in 2005 and
Fiscal Year-End Option Values

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options at December 31,		In-the-Money Options
			2005 (#)		at December 31, 2005 ($)
	Shares Acquired	Value
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable
Janice P. Anderson	—	—	143,437	341,563	$70,382	$182,493
Robert C. Chamberlain	—	—	—	150,000	—	244,500
John S. Denault	—	—	54,875	98,125	37,466	62,059
Mary A. Reeder	—	—	151,583	95,917	338,049	64,476
Brian C. Henry	42,013	$7,562	—	—	—	—
Mark P. Mader	300	107	79,658	—	39,423	—
Executive Compensation — Employment Contracts and Change of Control Arrangements
     Pursuant to an employment agreement dated June 7, 2004, we agreed to provide Janice P. Anderson, our President and Chief Executive Officer, an annual salary of $350,000, participation in our leveraged compensation bonus program, stock options as granted by the board of directors from time to time, insurance and other employee benefits.
     Ms. Anderson’s employment agreement also provides that if Ms. Anderson is terminated other than for “Cause,” or if Ms. Anderson terminates her employment in response to a “Constructive Termination” (as such terms are defined in the employment agreement), there shall be automatic vesting of that portion of Ms. Anderson’s outstanding options that would have vested in the one-year period following the date of such termination. All such options shall become exercisable for a six-month period from the date of such termination. Ms. Anderson will also receive a severance payment equal to the sum of 12 months’ base salary. In addition, in the event of such termination, Ms. Anderson will receive an aggregate amount equal to 100% of her actual, earned bonus under the leveraged compensation bonus program for the fiscal year prior to the fiscal year in which such termination occurs. In addition, Ms. Anderson will receive continuation of life insurance and health coverage for one year from the date of termination.
     If Ms. Anderson is terminated within two years after a change of control of Onyx, or within six months prior to a change in control if such termination is a condition to any such transaction that results in a change in control, 100% of the shares subject to options then held by her shall vest and become exercisable for a one-year period from the date of such termination. In addition, she will receive a severance payment equal to the sum of 18 months’ base salary and a payment equal to 150% of the payments described above that are otherwise owed to her under the leveraged compensation bonus program, and continuation of insurance coverage for an 18-month period from the date of termination.
     Pursuant to an employment agreement between Onyx and John S. Denault, our Senior Vice President of the Americas, we agreed to provide Mr. Denault certain severance payments in the event he was terminated without “Cause” or due to “Permanent Disability” (as such terms are defined in Mr. Denault’s employment agreement). In the event of such a termination, Mr. Denault would receive six months’ base salary and continuation of life insurance and health coverage for six months from the date of termination.
     Pursuant to an employment agreement between Onyx and Robert J. Chamberlain, our Chief Financial Officer, we agreed to provide Mr. Chamberlain certain severance payments in the event he was terminated without “Cause” or due to “Permanent Disability” or resigns for “Good Reason” (as such terms are defined in Mr. Chamberlain’s employment agreement). In the event of such a termination, Mr. Chamberlain would receive six months’ base salary and continuation of life insurance and health coverage for six months from the date of termination. Further, if in connection with a Corporate Transaction (as such term is defined in Mr. Chamberlain’s employment agreement), Mr. Chamberlain’s employment is terminated without Cause or due to Permanent Disability or he resigns for Good Reason, Mr. Chamberlain shall receive the benefits described above, as well as his targeted incentive bonus for the performance period, pro-rated to the date of his termination.
Executive Compensation — Securities Authorized for Issuance Under Equity Compensation Plans
     The following table presents information as of December 31, 2005 with respect to our compensation plans, including individual compensation arrangements, under which equity securities are registered for issuance with the SEC.
Equity Compensation Plan Information

			Number of Securities
			Remaining Available for
			Future Issuance under
	Number of Securities to	Weighted-Average	Equity Compensation
	be Issued upon Exercise	Exercise Price of	Plans (Excluding
	Of Outstanding Options,	Outstanding Options,	Securities Reflected in
Plan Category	Warrants and Rights	Warrants and Rights	Column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	2,987,564 (1)	$8.46 (2)	1,962,960 (3)
Equity compensation plans not approved by security holders	1,019,500 (4)	$7.42 (5)	442,611 (6)
Total	4,007,064	$8.19	2,405,571

(1)	Includes 155,179 shares of common stock to be issued upon exercise of options outstanding under our 1994 Combined Incentive and Nonqualified Stock Compensation Plan, or 1994 Plan, at December 31, 2005 and 2,832,385 shares of common stock to be issued upon exercise of options outstanding under our 1998 Stock Incentive Plan, or 1998 Plan, at December 31, 2005. Does not

include any shares of common stock to be issued under our 1999 Employee Stock Purchase Plan, or ESPP, at December 31, 2005.

(2)	Includes the weighted-average exercise price of options outstanding under the 1994 Plan and the 1998 Plan at December 31, 2005.

(3)	Includes 1,716,234 shares available for future issuance under the 1998 Plan and 246,726 shares available for future issuance under the ESPP at December 31, 2005. No additional shares are available for issuance under the 1994 Plan. The number of shares reserved for issuance under the 1998 Plan is automatically increased on the first day of each fiscal year by an amount equal to the lesser of (a) 837,882 shares of common stock and (b) 5% of the adjusted average common shares outstanding used to calculate fully diluted earnings per share as reported in our annual report to shareholders for the preceding year. The number of shares reserved for issuance under the ESPP is automatically increased on the first day of each fiscal year by an amount equal to the least of (a) 100,000 shares, (b) 1.2% of the average number of common shares outstanding used to calculate fully diluted earnings per share as reported in our annual report to shareholders for the preceding year and (c) a lesser amount determined by our board of directors. See Note 11 of the Notes to Consolidated Financial Statements for the year ended December 31, 2005, included in our annual report on Form 10-K filed with the SEC, for more information regarding these equity compensation plans.

(4)	Includes 419,500 shares of common stock to be issued upon exercise of options outstanding under our 2001 Nonofficer Employee Stock Compensation Plan, or NOE Plan, at December 31, 2005 and 600,000 shares of common stock to be issued to Janice Anderson, our President and Chief Executive Officer, upon exercise of options granted to her outside of any of our stock option plans. See Note 11 of the Notes to Consolidated Financial Statements for the year ended December 31, 2005, included in our annual report on Form 10-K filed with the SEC, for more information regarding the NOE Plan and the grant of options to Ms. Anderson.

(5)	Includes the weighted-average exercise price of options outstanding under the NOE Plan and the options granted to Ms. Anderson.

(6)	Represents shares available for future issuance under the NOE Plan.
Compensation Committee Report on Executive Compensation
     The compensation committee reviews and determines our executive compensation objectives and policies, administers our stock option plans and approves certain stock option grants. The compensation committee operates under a written charter adopted by the board of directors, which was amended and restated by the board on January 28, 2005. On an annual basis, the committee evaluates the performance and compensation of our executive officers. The members of our compensation committee are William B. Elmore and Daniel R. Santell, each of whom is an independent director as defined under Rule 4200(a)(15) of the National Association of Securities Dealers’ listing standards.
     The committee’s executive compensation philosophy is to pay competitively in order to attract qualified executive personnel capable of leading us in achieving our business objectives, retain and motivate these executives to superior performance, link individual compensation to individual and company performance, and align executives’ financial interests with those of our shareholders.
     Our executive compensation program includes the following components:
•	competitive base salaries;

•	annual bonuses that are structured to encourage executives to focus on achieving important short-term and long-term corporate objectives; and

•	long-term incentives, in the form of stock option grants, which are intended to provide financial rewards on the same basis as those realized by our shareholders.
     Base Salary. When setting the base salary of the chief executive officer and the other executive officers, the committee considers, among other factors, the range of salaries paid to executives of companies of comparable size in similar industries and located within the local area. In evaluating salaries, the committee considers knowledge of local pay practices as reported in financial periodicals or otherwise accessible to the committee, as well as the executive’s existing equity position. The base salary for executive officers is reviewed annually. Additionally, a review of the chief executive officer’s performance and a general review of our financial and stock price performance are considered. With respect to Ms. Anderson, the committee determined that her 2005 base salary should be set at $350,000, an amount representative of prevailing market rates for a chief executive officer of companies similarly situated to Onyx, Ms. Anderson’s past experience in the software industry and her strategic importance to us.
     Bonuses. All executives are eligible for cash bonuses based on attaining both corporate and individual goals, with the maximum potential bonus ranging from 35% to 100% of the executive’s base salary. Upon achieving these goals, bonus payment targets are set as a percentage of base compensation depending on the executive officer’s level of responsibility, with certain adjustments reflecting individual performance. Ms. Anderson received a bonus of $163,232 for her performance in 2005. Bonus payments for our other named executive officers are presented in the Summary Compensation Table under the heading “Bonus.”
     Stock Option Grants. We provide our executive officers and other employees with long-term incentives through our stock option plans. The objective of the plans is to provide incentives to maximize shareholder value. The committee relies on a variety of subjective factors when granting options, which factors primarily relate to the responsibilities of the individual officers, their expected future contribution, prior option grants and overall equity position in Onyx. Options are typically granted at the then-current market price. Prior to January 2000, option grants were typically subject to a four-and-one-half-year vesting period. Option grants made subsequent to January 2000 are typically subject to a four-year vesting period.
     Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the tax deductibility by a corporation of compensation in excess of $1 million paid to the chief executive officer and any other of its four most highly compensated executive officers. Compensation that qualifies as “performance-based” is, however, excluded from the $1 million limit. The committee does not presently expect total cash compensation payable for salaries to exceed the $1 million limit for any individual executive. Our 1994 Combined Incentive and Nonqualified Stock Compensation Plan and 1998 Stock Incentive Compensation Plan are designed to qualify as performance-based compensation that is fully deductible by us for income tax purposes. Options granted under our 2001 Nonofficer Employee Stock Compensation Plan and options granted outside of any stock option plan do not qualify as performance-based compensation that is deductible for income tax purposes.
     The committee believes that our compensation policies have been successful in attracting and retaining qualified employees and in linking compensation directly to corporate performance relative to our goals. The committee will continue to monitor the compensation levels potentially payable under our other compensation programs, but intends to retain the flexibility necessary to provide total compensation in line with competitive practice, our compensation philosophy and our best interests.
COMPENSATION COMMITTEE
William B. Elmore
Daniel R. Santell

Exhibit (e)(2)
EXCERPTS FROM DEFINITIVE PROXY STATEMENT DATED JUNE 29, 2006 RELATING TO
THE SPECIAL MEETING OF SHAREHOLDERS OF ONYX SOFTWARE CORPORATION TO
CONSIDER ONYX’S PROPOSED MERGER WITH M2M HOLDINGS, INC.
Interests of Onyx Directors and Management in the Merger
     In considering the recommendation of the Onyx board of directors in favor of the merger, shareholders of Onyx should be aware that members of the Onyx board of directors and officers of Onyx have interests in the merger that are different from, or in addition to, the interests of shareholders of Onyx generally. Such interests relate to or arise from, among other things:
•	directors and officers with options to acquire Onyx common stock will have these options fully accelerated as a result of the merger and all their options to acquire Onyx common stock will be cancelled at the time of the merger, with directors and officers having options with an exercise price less than $4.80 entitled to receive for each such option a cash payment (less any applicable withholding tax) equal to (a) the excess of $4.80 over the per share exercise price for the option multiplied by (b) the number of shares subject to such option;

•	all shares of restricted stock which have previously been issued to officers will become fully vested, subject to applicable withholding taxes, as a result of the merger;

•	in the event that certain executive officers resign their employment for good reason or are terminated without cause following completion of the merger, they are entitled to severance benefits; and

•	the terms of the merger agreement provide for the continued indemnification of current directors and officers of Onyx and directors’ and officers’ liability insurance for six years after the completion of the merger, in each case for certain events occurring at or before the merger.
     Each of the above is described below in further detail.
     Indemnification and Insurance. The merger agreement provides that Onyx, as the surviving corporation of the merger, will indemnify and hold harmless all past and present officers and directors of Onyx to the same extent and in the same manner as such persons are indemnified pursuant to existing indemnification agreements between Onyx and its directors and officers and under the indemnification provisions of Onyx’s articles of incorporation or bylaws, in each case as in effect on the date of the merger agreement, for acts or omissions occurring at or prior to the effective time of the merger, and that M2M will guarantee these obligations of the surviving corporation. The merger agreement further provides that the articles of incorporation and bylaws of the surviving corporation of the merger will contain provisions with respect to exculpation and indemnification that are at least as favorable to the officers and directors of Onyx as those contained in Onyx’s articles of incorporation and bylaws as in effect on the date of the merger agreement, which provisions shall not be amended, repealed or otherwise modified for a period of not less than six years from the effective time of the merger in any manner that would adversely affect the rights thereunder of individuals who, immediately prior to the effective time of the merger, were directors, officers, employees or agents of Onyx unless such a modification is required by law.
     In addition, the merger agreement requires M2M to cause the surviving corporation of the merger to maintain in effect for the benefit of Onyx’s directors and officers, for an aggregate period of not less than six years following the effective date of the merger, an insurance and indemnification policy that is substantially equivalent to, and on terms with respect to coverage that is in the aggregate no less favorable than, Onyx’s directors’ and officers’ liability insurance policy as of the date of the merger agreement, covering the period prior to the closing of the merger, provided that the total premium cost of such insurance does not exceed 150% of the last annual premiums paid prior to the date of the merger agreement.

     Stock Options and Restricted Stock. For a summary of the treatment of outstanding Onyx stock options and restricted stock in the merger, see “THE MERGER — Effect on Awards Outstanding Under Onyx Stock Plans” on page 39.
     Executive Officer Employment Contracts. Ms. Anderson, Mr. Denault and Mr. Chamberlain are parties to employment agreements that Onyx which provide for severance and certain benefits upon a change of control of Onyx. Although M2M has made no final decision regarding the post-closing management structure, Onyx has been advised by M2M that neither Ms. Anderson nor Mr. Chamberlain is expected to continue as an executive of the combined M2M organization beyond a transition period to be determined.
     Pursuant to an employment agreement between Onyx and Janice P. Anderson, Onyx’s President and Chief Executive Officer, if Ms. Anderson is terminated within two years after a change of control of Onyx, or within six months prior to a change in control if such termination is a condition to any such transaction that results in a change in control, 100% of the shares subject to options then held by her shall vest and become exercisable for a one-year period from the date of such termination. In addition, she will receive a severance payment equal to the sum of 18 months’ base salary and a payment equal to 150% of her actual, earned bonus under the leveraged compensation bonus program for the fiscal year prior to the fiscal year in which such termination occurs, and continuation of insurance coverage for an 18-month period from the date of termination.
     Pursuant to an employment agreement between Onyx and John S. Denault, Onyx’s Senior Vice President of the Americas, Onyx agreed to provide Mr. Denault certain severance payments in the event he was terminated without “Cause” (as such term is defined in Mr. Denault’s employment agreement). In the event of such a termination, Mr. Denault will receive six months’ base salary and continuation of life insurance and health coverage for six months from the date of termination.
     Pursuant to an employment agreement between Onyx and Robert J. Chamberlain, Onyx’s Chief Financial Officer, Onyx agreed to provide Mr. Chamberlain certain severance payments in the event he was terminated without “Cause” or resigns for “Good Reason” (as such terms are defined in Mr. Chamberlain’s employment agreement). In the event of such a termination, Mr. Chamberlain will receive six months’ base salary and continuation of life insurance and health coverage for six months from the date of termination. Further, if in connection with a Corporate Transaction (as such term is defined in Mr. Chamberlain’s employment agreement), Mr. Chamberlain’s employment is terminated without Cause or due to Permanent Disability or he resigns for Good Reason, Mr. Chamberlain will receive the benefits described above, as well as his targeted incentive bonus for the performance period, pro-rated to the date of his termination.
Effect on Awards Outstanding Under Onyx Stock Plans
     Stock Options. Prior to the closing, Onyx will cause each stock option that is outstanding immediately prior to the effective time of the merger to become fully accelerated and exercisable as of the effective time of the merger as a result of the merger. At the effective time of the merger, all stock options that have not been exercised will be cancelled, with holders of options with an exercise price less than $4.80 entitled to receive for each such option a cash payment (less any applicable withholding tax) equal to (a) the excess of $4.80 over the per share exercise price for the option multiplied by (b) the number of shares subject to such option. The aggregate cash payment will be subject to any and all applicable withholding taxes.
     At the effective time of the merger, outstanding options with exercise prices at or above $4.80 per share will be cancelled and terminated, and no payment will be made for them.
     The following table sets forth the number of options to purchase Onyx common stock held as of June 21, 2006 by each individual who has served as a director or executive officer of Onyx since the beginning of 2006. The table below does not include vested or unvested options with an exercise price equal to or in excess of $4.80, as no cash payment will be made with respect to such options.

	Unvested	Weighted Average	Vested	Weighted Average	Resulting
Name	Options	Exercise Price*	Options	Exercise Price*	Consideration
Janice P. Anderson	369,000	$3.92	195,000	$3.74	$531,980
Robert J. Chamberlain	106,250	2.61	43,750	2.61	328,500
John S. Denault	81,250	3.61	71,750	3.57	185,205
Mary A. Reeder(1)	82,834	3.59	182,166	2.35	546,725
Charles M. Boesenberg	62,500	3.91	7,500	3.37	66,475
Teresa A. Dial	40,125	4.28	66,125	3.71	93,175
William B. Elmore	37,625	4.32	58,625	3.71	82,225
William Porter	31,250	4.51	43,750	3.51	65,375
Daniel R. Santell	37,625	4.32	58,625	3.71	82,225
Robert M. Tarkoff	33,750	4.45	51,250	3.78	64,075

(1)	On June 23, 2006, Ms. Reeder exercised options representing 32,500 vested shares.
     In addition, each of Ms. Anderson, Mr. Chamberlain, Mr. Denault and Ms. Reeder hold 21,000 unvested shares of common stock subject to awards of restricted stock, which at the effective time of the merger will accelerate and become fully vested immediately prior to the effective date.
     Employee Stock Purchase Plan. Prior to the effective time of the merger, Onyx will take all actions necessary pursuant to the terms of its 1998 Employee Stock Purchase Plan to (a) shorten each currently ongoing purchase and/or offering period under such plan that extends beyond the effective time of the merger, or a current offering, such that a new purchase date for each such current offering will occur prior to the effective time of the merger and shares of Onyx common stock will be purchased by the participants in the employee stock purchase plans prior to the effective time of the merger, and (b) preclude the commencement of any new purchase or offering period. Onyx will take all actions necessary so that the employee stock purchase plan will terminate immediately prior to the earlier of (i) the effective time of the merger and (ii) the date upon which the employee stock purchase plan terminates by its term.
Securities Ownership of Certain Beneficial Owners and Management
     The following table sets forth information regarding the beneficial ownership of shares of Onyx common stock on an as-converted basis as of June 21, 2006 for:
•	each person who is known by Onyx to beneficially own more than 5% of the outstanding shares of Onyx common stock;

•	each director;

•	each executive officer named in the summary compensation table of Onyx’s definitive proxy statement filed with the Securities and Exchange Commission on April 28, 2006; and

•	all of Onyx’s directors and executive officers as a group.
     On June 21, Onyx had 18,573,970 shares of common stock outstanding. To Onyx’s knowledge, the beneficial owners listed below have sole voting and investment power with respect to the shares shown as beneficially owned as of that date, except for Loeb Arbitrage Fund and affiliates, with respect to which the information in this table is as of June 19, 2006, Diker GP, LLC and affiliates, with respect to which the information in this table is as of December 31, 2005, and Austin W. Marxe and David M. Greenhouse, with respect to which the information in this table is as of June 20, 2006. Under rules of the Securities and Exchange Commission, beneficial ownership includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of common stock subject to options exercisable currently or within 60 days are deemed outstanding for purposes of computing the percentage ownership of the person holding the option, but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

	Number of Shares
Name and Address of Beneficial Owners(1)	Beneficially Owned	Percentage
Executive Officers
Janice P. Anderson(2)	412,186	2.2%
Robert J. Chamberlain(3)	121,400	*
John S. Denault(4)	98,375	*
Mary A. Reeder(5)	256,587	1.4
Brian C. Henry	—	—
Mark P. Mader	—	—
Other Directors
Charles M. Boesenberg(6)	7,500	*
Teresa A. Dial(7)	477,331	2.6
William B. Elmore(8)	2,622,334	14.1
William Porter(6)	50,000	*
Daniel R. Santell(6)	92,187	*
Robert M. Tarkoff(9)	153,525	*
All directors and executive officers as a group (10 persons)(10)	4,291,425	23.1
Other Principal Shareholders
Loeb Arbitrage Fund and affiliates(11)	1,543,306	8.3
Diker GP, LLC and affiliates(12)	1,636,901	8.8
Austin W. Marxe and David M. Greenhouse(13)	1,866,327	10.1
Elmore Family Investments, L.P.(14)	2,350,339	12.7

*	Less than 1% of the outstanding shares of common stock.

(1)	The address for Loeb Arbitrage Fund and affiliates is c/o Loeb Partners Corporation, 61 Broadway, New York, NY 10006. The address for Diker GP, LLC and affiliates is 745 Fifth Avenue, Suite 1409, New York, NY 10151. The address for Messrs. Marxe and Greenhouse is 527 Madison Avenue, Suite 2600, New York, NY 10022.

(2)	Includes 351,353 shares subject to options exercisable currently or within 60 days of June 21, 2006.

(3)	Includes 50,000 shares subject to options exercisable currently or within 60 days of June 21, 2006 and 400 shares of common stock held by Mr. Chamberlain’s minor son, of which shares he disclaims beneficial ownership.

(4)	Includes 77,375 shares subject to options exercisable currently or within 60 days of June 21, 2006.

(5)	Includes 232,475 shares subject to options exercisable currently or within 60 days of June 21, 2006, of which options representing 32,500 shares were exercised on June 23, 2006.

(6)	Represents shares subject to options exercisable currently or within 60 days of June 21, 2006.

(7)	Includes 102,187 shares subject to options exercisable currently or within 60 days of June 21, 2006.

(8)	Includes 3,095 shares held by Foundation Capital Entrepreneurs Fund L.L.C., which is affiliated with Foundation Capital Management, L.L.C. Mr. Elmore is a member of Foundation Capital Management, L.L.C., and disclaims beneficial ownership of such shares, except to the extent of his pecuniary interest arising from his interest in Foundation Capital Management, L.L.C. Also includes 176,713 shares held by the Elmore Family Trust, of which Mr. Elmore is trustee, 2,350,399 shares held by Elmore Family Investments, L.P., of which Mr. Elmore is general partner, and 92,187 shares subject to options exercisable currently or within 60 days of June 21, 2006.

(9)	Represents 93,525 shares held by a family trust, of which Mr. Tarkoff is trustee, and 60,000 shares subject to options exercisable currently or within 60 days of June 21, 2006.

(10)	Includes 1,115,264 shares subject to options exercisable currently or within 60 days of June 21, 2006.

(11)	The information in this table for Loeb Arbitrage Fund and affiliates, or Loeb, is based solely on a Schedule 13D/A filed by Loeb with the Securities and Exchange Commission regarding its beneficial ownership of Onyx common stock on June 19, 2006.

(12)	The information in this table for Diker GP, LLC and affiliates, or the Diker Group, is based solely on a Schedule 13G/A filed by the Diker Group with the Securities and Exchange Commission regarding its beneficial ownership of Onyx common stock on December 31, 2005.

(13)	The information in this table for Austin W. Marxe and David M. Greenhouse is based solely on a Form 4 filed by Messrs. Marxe and Greenhouse with the Securities and Exchange Commission regarding their beneficial ownership of Onyx common stock on June 20, 2006.

(14)	William B. Elmore, a director of Onyx, is general partner of Elmore Family Investments, L.P. See footnote (8) above.